UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Hercules Technology Growth Capital, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 28, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Hercules Technology Growth Capital, Inc. The annual meeting will be held on July 7, 2015 at 9:00 a.m., Eastern time, at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts.

Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, please carefully review the enclosed proxy statement and then cast your vote. It is important that your shares be represented at the annual meeting, and you are encouraged to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided. For shares held in “street name,” please follow the relevant instructions for telephone and Internet voting provided by your broker, bank or other nominee.

Your continuing support of Hercules is very much appreciated.

Sincerely,

Manuel A. Henriquez
Chairman of the Board
Chief Executive Officer

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

(650) 289-3060

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Time	9:00 a.m., Eastern time

Date	July 7, 2015

Place	The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts

Purpose	1.	To elect four directors who will serve for the terms specified in the proxy statement;

	2.	To approve an advisory proposal on named executive officer compensation;

	3.	To approve an amendment to our 2004 Equity Incentive Plan to increase the number of shares authorized for issuance;

	4.	To authorize the Company to sell or otherwise issue up to 20% of its common stock at a net price below its then-current net asset value; and

	5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You have the right to receive notice of and to vote at the annual meeting if you were a stockholder of record at the close of business on April 15, 2015.

Voting by Proxy

Please submit a proxy card or, for shares held in “street name,” voting instruction form as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered stockholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

The enclosed proxy statement is also available at www.astproxyportal.com/ast/14146. This website also includes copies of the form of proxy and our annual report to stockholders. Stockholders may request a copy of the proxy statement and our annual report by contacting our main office at (650) 289-3060.

By Order of the Board,

/s/ Benjamin Bang
Secretary

April 28, 2015

SUMMARY INFORMATION

This summary provides general information about Hercules Technology Growth Capital, Inc., and it highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider when deciding how to vote your shares. For more detailed information on the matters referenced below, and for additional information, please carefully review the entire proxy statement and our 2014 annual report on Form 10-K prior to casting your vote.

About Hercules and 2014 Financial Highlights

We are a specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life science, and energy and renewables technology at all stages of development.

Highlights of our 2014 financial performance include:

Superior relative performance	•

Three-Year Average Total Shareholder Return: We outperformed the majority of our Peer Group (as defined below in this proxy statement) by generating an average total shareholder return of 93.6% over three years, compared to the median of 34.6% for our Peer Group.

	•	2014 Total Shareholder Return: We successfully navigated trends affecting our business and outperformed more than 84% of our Peer Group with respect to 2014 total shareholder return.
	•	2014 Return on Average Equity: We generated a 10.9% return on average equity, outperforming 90% of our Peer Group.
	•	2014 Return on Average Assets: We exceeded the performance of 83% of our Peer Group by generating a 6.0% return on average assets.

Record levels of new commitments and fundings	•	Total Investment Assets: Our total investment assets at fair value increased by 12.1% year-over-year to $1.02 billion as of December 31, 2014.
	•	Record Total New Commitments: Our 2014 total new debt and equity commitments reached a record level of $904.8 billion, a 28.3% increase from the prior year.
	•	Record Total New Fundings: During 2014, we had record total new fundings of $621.3 billion, up 25.5% from the prior year.

Strong liquidity position	We ended 2014 with $377.1 million in available liquidity, including $227.1 million in cash and $150.0 million in available credit facilities.

Our Regulatory Status and Limitations Imposed by the Investment Company Act of 1940

We are an internally-managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company, referred to as a BDC, under the Investment Company Act of 1940, as amended, referred to as the 1940 Act. As a BDC, we are required to comply with certain regulatory requirements, including the 1940 Act, rules promulgated under the 1940 Act, and exemptive orders issued to us by the Securities and Exchange Commission, or the SEC. We refer to these requirements, rules and exemptive orders as the 1940 Act Requirements. Among other things, these 1940 Act Requirements:

•	Limit our ability to implement non-equity incentive plans (i.e., cash incentive plans) that would restrict the discretion and decision-making authority of our compensation committee. The 1940 Act Requirements provide that we may maintain either an equity incentive plan or a cash incentive plan.

i

We believe that equity incentives strongly align the interests of our stockholders with our executive officers and other employees, and, accordingly, we implemented an equity incentive plan in 2004. Given our 2004 Equity Incentive Plan, referred to as the Equity Plan, the 1940 Act Requirements prohibit us from also implementing a cash incentive plan that restricts our compensation committee’s discretion in the final determination of cash incentive awards.

•	Limit the terms we may include in our Equity Plan, and limit our ability to implement certain changes to our Equity Plan without the SEC’s approval. Our Equity Plan is administered pursuant to specific exemptive orders granted by the SEC. We believe the current structure of our Equity Plan reflects the terms and plan provisions currently permitted for an internally-managed BDC.

No Cash Buyouts of Underwater Options; No Option Repricings

Since our inception, we have never engaged in cash buyouts of underwater stock options, and we have never repriced underwater stock options. The majority of our equity awards have been made in the form of restricted stock awards, and we do not anticipate any future need to buyout or reprice underwater stock options. Further, the 1940 Act Requirements restrict our ability to buyout or reprice underwater stock options.

No Recycling of Shares Underlying Warrants

Since our inception, all warrants that we issued were fully exercised, and we have never recycled shares relating to warrants. We do not currently have any outstanding warrants.

Voting Matters and Recommendations

Proposal 1 – Election of Directors

Allyn C. Woodward, Jr. and Thomas J. Fallon have each been nominated for re-election for a term expiring in 2018; Susanne D. Lyons has been nominated for election for a term expiring in 2017; and Joseph F. Hoffman has been nominated for election for a term expiring in 2016. Our board recommends that you vote “FOR” each of Mr. Woodward, Mr. Fallon, Ms. Lyons and Mr. Hoffman.

Our board regularly reviews our corporate governance policies and practices. In light of the expansion and evolution of our business, we have expanded the size of our board to include five independent directors. Further, we believe we adhere to strong corporate governance practices, including those described below.

•	Since January 2014, our board size was increased from 4 to 6 directors.

•	Independent directors comprise the majority of our board (5 out of 6 directors).

•	All of the members of our audit committee, compensation committee, and nominating and corporate governance committee are independent directors.

•	Our board and its committees conduct scheduled meetings in executive session, out of the presence of our chief executive officer.

•	Our board and its committees remain in close contact with, and receive reports on various aspects of our business from, our senior management team and independent auditors.

•	A lead independent director enhances our board’s management oversight responsibilities.

•	Our corporate governance guidelines impose term limits on our directors and our committee chairs.

The Corporate Governance section of this proxy statement provides further information about our corporate governance practices, board structure and board committees.

Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation

Our board recommends that you vote “FOR” the advisory resolution on 2014 named executive officer compensation. We would like to highlight the following to assist you in connection with your consideration of this proposal.

•	As an internally-managed BDC with an equity incentive plan, the 1940 Act Requirements prohibit us from implementing a cash incentive plan that restricts our compensation committee’s discretion in the final determination of cash incentive awards. As also discussed elsewhere in this proxy statement, the 1940 Act Requirements provide that we may maintain either an equity incentive plan or a cash incentive plan, but not both. Based on our belief that equity incentives strongly align the interests of our stockholders with our executive officers and other employees, we implemented the Equity Plan. As a result, our ability to also implement a cash incentive plan is limited.

•	We believe our compensation actions illustrate an alignment between the compensation of our named executive officers, or NEOs, and our performance during 2014. Our compensation committee analyzes a broad range of individual performance factors and our company’s performance, with the objective of aligning NEO compensation to our performance. In addition to the individual contributions of our NEOs to our performance, our compensation committee considered the 2014 performance highlights noted above.

•	Our total compensation expense for 2014 was below the median of our peer group. When sizing our cash bonus pool and allocating bonus awards, our compensation committee evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other business development companies. With respect to 2014, our compensation committee considered company-wide compensation expense as a percentage of average assets among our Peer Group. Based on this measure, for 2014 our compensation expense was below the 25th percentile of our Peer Group.

The Executive Compensation section of this proxy statement provides further information about the compensation paid to our NEOs during 2014 and our compensation programs.

Proposal 3 – Amendment of Our 2004 Equity Incentive Plan to Increase Authorized Shares

Our board recommends that you vote “FOR” the approval of an amendment to our Equity Plan to increase the number of shares of common stock authorized for issuance under the plan by 4,000,000 shares. Following this increase, a total of 4,103,996 shares will be available for future grants under the Equity Plan, representing approximately 5.64% of our shares outstanding as of April 15, 2015. We would like to highlight the following to assist you in connection with your consideration of this proposal.

•	As a BDC, the 1940 Act Requirements constrain our ability to implement certain plan features and to amend our Equity Plan. As further discussed in this proxy statement, our Equity Plan is administered pursuant to specific exemptive relief granted by the SEC. We believe the current structure of our Equity Plan reflects the terms and plan provisions currently permitted for an internally-managed BDC.

•	We have never engaged in cash buyouts of underwater stock options, and we have never repriced underwater stock options. Also, the majority of our equity awards have been made in the form of restricted stock awards, and we do not anticipate any future need to buyout or reprice underwater stock options. Further, the 1940 Act Requirements restrict our ability to buyout or reprice underwater stock options.

•	Dilution resulting from our Equity Plan is mitigated by anticipated future issuances under our 2006 Non-Employee Director Plan. Under our 2006 Non-Employee Director Plan, we have authorized for issuance up to 1,000,000 shares of common stock, of which 793,333 shares were available for issuance as of April 15, 2015. Since the inception of our 2006 Non-Employee Director Plan, we have issued awards relating to 206,667 shares of common stock. Adjusting for the increase in the size of our board, we currently anticipate issuing awards relating to 90,000 shares of common stock through the end of the term of the 2006 Non-Employee Director Plan. Accordingly, we believe approximately 703,333 shares of common stock authorized for issuance under the 2006 Non-Employee Director Plan will remain unissued at the time the plan expires.

The EQUITY COMPENSATION PLAN INFORMATION section of this proxy statement and the information provided under PROPOSAL 3: APPROVAL TO AMEND 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE provide further information about our Equity Plan and our equity grant practices.

Proposal 4 – Authorization to Sell or Otherwise Issue Up to 20% of Our Common Stock at a Net Price Below Our Then-Current Net Asset Value

Our board recommends that you vote “FOR” the authorization to sell or otherwise issue up to 20% of our common stock at a net price below our then-current net asset value, or NAV. Without the approval of a majority of our common stockholders to sell stock at prices below our current NAV, we would be precluded from selling shares of our common stock to raise capital during periods where the market price for our common stock is below our then-current NAV, and we may be precluded from selling shares when the market price for our common stock is not sufficiently above our then-current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than our then-current NAV. We believe that having the flexibility to issue our common stock below NAV in certain instances will benefit all of our stockholders.

If this proposal is approved, we do not anticipate selling our common stock below our NAV unless we have identified investment opportunities that our board, including a majority of the disinterested directors, as defined in the 1940 Act, reasonably believes will lead to a long-term increase in NAV.

Further information relating to this proposal is provided under PROPOSAL 4: AUTHORIZATION TO SELL OR OTHERWISE ISSUE UP TO 20% OF OUR COMMON STOCK AT A NET PRICE BELOW THE COMPANY’S THEN-CURRENT NET ASSET VALUE.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

PROXY STATEMENT

GENERAL INFORMATION

Why did you send me this proxy statement?

We have sent you this proxy statement and the enclosed proxy card because our board is soliciting your proxy to vote at our 2015 annual meeting of stockholders. The annual meeting will be held at The Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts on July 7, 2015, at 9:00 a.m., Eastern time.

This proxy statement summarizes the information regarding the matters to be voted upon at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting. Further information on voting your shares is provided below under “How do I vote?”

We began mailing this proxy statement on or about April 28, 2015 to all stockholders entitled to vote their shares at our annual meeting.

Who can vote, and how many votes do I have?

If you owned shares of our common stock at the close of business on April 15, 2015, you are entitled to vote your shares at our 2015 annual meeting. This date is the record date for the annual meeting. As of the record date, we had 72,705,329 shares of common stock outstanding.

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that it is voted on at the annual meeting.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered stockholders may also vote by telephone or over the Internet by following the instructions included with your proxy card or the notice we mailed to you. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from Hercules in the postage-paid return envelope. If you vote by any of these available methods, your shares will be voted at the annual meeting in accordance with your instructions. If you sign and return the proxy card or vote by telephone or over the Internet, but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of our board of directors given below.

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or over the Internet.

If you plan to attend the annual meeting and vote in person, we will give you a proxy card when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from that broker, bank or other nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on April 15, 2015, the record date for voting. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

What is the quorum requirement for the Annual Meeting?

A quorum of stockholders must be present for any business to be conducted at the annual meeting. The quorum requirement for holding the annual meeting and transacting business is the presence in person or by proxy of a majority of our outstanding shares entitled to be voted. Abstentions and broker non-votes will be treated as shares present for determining whether a quorum is established. If there are not sufficient votes for a quorum to be established, the chairman of the annual meeting may adjourn the meeting to permit further solicitation of proxies by the company.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is householding?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of Hercules’s proxy statements, annual reports and related materials, or if you share an address with another Hercules stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

May I change my vote or revoke my proxy?

If you are a registered stockholder, you may revoke or change your proxy at any time before it is voted by notifying the secretary of Hercules in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What will happen if I do not vote my shares?

If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting.

If you hold your shares in “street name,” your bank, broker or other nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange, referred to as the NYSE, your bank, broker or other nominee does not have discretion to vote your shares on non-routine matters, and each of Proposals 1, 2, 3 and 4 is a non-routine matter.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?	Effect of Abstentions and Broker Non-Votes
Proposal 1—Election of four directors nominated by our board and named in this proxy statement who will serve for the terms specified in this proxy statement	Affirmative vote of the holders of a plurality of the shares of stock outstanding	No	Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal

Proposal 2—Approval of advisory proposal on named executive officer compensation	Affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy	No	Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote

Proposal 3—Approval of an amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares authorized for issuance	Affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting in person or by proxy is required to adopt the amendment to the Equity Plan	No	Abstentions will have the effect of votes cast against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote

Proposal 4—Authorization to sell or otherwise issue up to 20% of our common stock at a net price below our then-current net asset value

Affirmative vote of (i) a majority of the outstanding shares of common stock entitled to vote at the annual meeting, and (ii) a majority of the outstanding shares of common stock entitled to vote at the annual meeting which are not held by persons affiliated with Hercules

Under the 1940 Act, “a majority of the outstanding shares” is defined as the lesser of: (i) 67% or more of the voting securities present at the annual meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities

		No	Abstentions and broker non-votes will have the effect of votes cast against the proposal

What are the Board’s recommendations on how to vote my shares?

Our board of directors recommends the following:

•	Proposal 1—FOR the election of the nominees named herein as a directors

•	Proposal 2—FOR approval of the advisory proposal on named executive officer compensation

•	Proposal 3—FOR the approval of an amendment to our 2004 Equity Incentive Plan to increase the number of shares authorized for issuance

•	Proposal 4—FOR the authorization to sell or otherwise issue up to 20% of our common stock at a net price below our then-current net asset value

In addition, if other matters are presented at the annual meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	Proposal 1—FOR the election of the nominees named herein as a directors

•	Proposal 2—FOR approval of the advisory proposal on named executive officer compensation

•	Proposal 3—FOR the approval of an amendment to our 2004 Equity Incentive Plan to increase the number of shares authorized for issuance

•	Proposal 4—FOR the authorization to sell or otherwise issue up to 20% of our common stock at a net price below our then-current net asset value

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, your bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, banks, brokers and other nominees do not have discretion to vote on non-routine matters, and each of Proposals 1, 2, 3 and 4 is a non-routine matter. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

What are abstentions and “broker non-votes”?

An abstention represents action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Who is paying for the costs of soliciting these proxies?

Hercules will pay all the costs of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We have has also retained Georgeson, Inc. to assist in the solicitation of proxies for estimated fees of $50,000 plus out-of-pocket expenses.

How do I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on Form 8-K within four business days from the date of the annual meeting.

Who should I call if I have any questions?

If you have any questions about the annual meeting, voting or your ownership of our common stock, please call us at (650) 289-3060 or send an e-mail to Benjamin Bang, secretary, at bbang@htgc.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2015, the beneficial ownership of each current director, each nominee for director, our named executive officers for the year ended December 31, 2014, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, referred to as the SEC. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 15, 2015 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 72,705,329 shares of common stock outstanding as of April 15, 2015.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

Our directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, referred to as the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Director
Manuel A. Henriquez(2)	1,928,081	2.7%
Independent Directors
Robert B. Badavas(3)	136,169	*
Allyn C. Woodward, Jr.(4)	237,116	*
Thomas J. Fallon(5)	3,465	*
Susanne D. Lyons(6)	3,333	*
Joseph F. Hoffman(7)	3,333	*
Other Named Executive Officers
Jessica Baron(8)	101,634	*
Scott Bluestein(9)	172,107	*
Executive officers and directors as a group (8 persons)(10)	2,585,238	3.6%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Includes 690,899 shares of restricted stock, and 54,348 shares of common stock held in trusts for the benefit of Mr. Henriquez’s children and for which his spouse serves as trustee. Mr. Henriquez disclaims beneficial ownership of such shares held in trust except to the extent of his pecuniary interest therein.
(3)	Includes 5,000 shares of common stock that can be acquired upon the exercise of outstanding options and 5,000 shares of restricted common stock.
(4)	Includes 10,000 shares of common stock that can be acquired upon the exercise of outstanding options and 1,666 shares of restricted common stock.
(5)	Includes 3,333 shares of restricted common stock.
(6)	Ms. Lyons was appointed to our board effective March 7, 2015. Includes 3,333 shares of restricted common stock.
(7)	Mr. Hoffman was appointed to our board effective April 3, 2015. Includes 3,333 shares of restricted common stock.
(8)	Includes 61,166 shares of restricted common stock.

(9)	Includes 110,479 shares of restricted common stock.
(10)	Includes 15,000 shares of common stock that can be acquired upon the exercise of outstanding options and 879,209 shares of restricted common stock.
*	Less than 1%.

The following table sets forth as of April 15, 2015, the dollar range of our securities owned by our directors and executive officers.

Name	Dollar Range of Equity Securities Beneficially Owned
Interested Director
Manuel A. Henriquez	Over $100,000
Independent Directors
Robert B. Badavas	Over $100,000
Allyn C. Woodward, Jr.	Over $100,000
Thomas J. Fallon(1)	$10,000 to $50,000
Susanne D. Lyons(1)	$10,000 to $50,000
Joseph F. Hoffman(1)	$10,000 to $50,000
Other Named Executive Officers
Jessica Baron	Over $100,000
Scott Bluestein	Over $100,000

(1)	Mr. Fallon was appointed to our board effective July 8, 2014, Ms. Lyons was appointed to our board effective March 7, 2015, and Mr. Hoffman was appointed to our board effective April 3, 2015. Mr. Fallon, Ms. Lyons and Mr. Hoffman did not have vested restricted common stock or exercisable stock options as of April 15, 2015.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board unanimously recommends that you vote

FOR

The nominees for director (Item 1 on your proxy card)

Allyn C. Woodward, Jr. and Thomas J. Fallon have each been nominated for re-election for a term expiring in 2018; Joseph F. Hoffman has been nominated for election for a term expiring in 2016; and Susanne D. Lyons has been nominated for election for a term expiring in 2017. Mr. Woodward, Mr. Fallon, Mr. Hoffman and Ms. Lyons are not being nominated as a director for election pursuant to any agreement or understanding between such person and Hercules. Mr. Woodward, Mr. Fallon, Mr. Hoffman and Ms. Lyons have indicated their willingness to continue to serve if elected and have consented to be named as nominees. None of Mr. Woodward, Mr. Fallon, Mr. Hoffman or Ms. Lyons is an “interested director” of Hercules, as such term is defined under the 1940 Act.

The number of directors on our board is currently fixed at six directors and is divided into three classes. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. Following the annual meeting, the terms of Mr. Woodward and Mr. Fallon will expire in 2018; the terms of Manuel A. Henriquez and Mr. Hoffman will expire in 2016; and the terms of Robert P. Badavas and Ms. Lyons will expire in 2017.

A stockholder can vote for or withhold his or her vote for the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named in this proxy statement. If a nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of the person nominated by our board as a replacement. Our board has no reason to believe that the nominees will be unable or unwilling to serve.

Required Vote

This proposal requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

Information about the Directors and Executive Officers

Set forth below is information, as of April 15, 2015, regarding Mr. Woodward, Mr. Fallon, Mr. Hoffman and Ms. Lyons, who are being nominated for election as directors of Hercules by our stockholders at the 2015 annual meeting, as well as information about our other current directors whose terms of office will continue or expire after the annual meeting, including each director’s (i) name and age; (ii) a brief description of their recent business experience, including present occupations and employment during at least the past five years; (iii) directorships, if any, that each director holds and has held during the past five years; and (iv) the year in which each person became a director of Hercules. As the information that follows indicates, each nominee and each continuing director brings strong and unique experience, qualifications, attributes, and skills to our board. This provides our board, collectively, with competence, experience, and perspective in a variety of areas, including: (i) corporate governance and board service; (ii) executive management, finance, and accounting; (iii) venture capital financing with a technology-related focus; (iv) business acumen; and (v) an ability to exercise sound judgment.

Moreover, our nominating and corporate governance committee believes that it is important to seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Our nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Our board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership.

Name	Age	Positions
Interested Director:
Manuel A. Henriquez(1)	51	Chairman of the Board, President and Chief Executive Officer

Independent Directors:
Robert P. Badavas(2)(3)(4)	62	Director
Allyn C. Woodward, Jr.(2)(3)(4)	74	Director
Thomas J. Fallon(2)(3)(4)	53	Director
Susanne D. Lyons(2)(3)(4)	57	Director
Joseph F. Hoffman(2)	66	Director

Executive Officers:
Jessica Baron(5)	40	Vice President of Finance and Chief Financial Officer
Scott Bluestein	36	Chief Investment Officer
Andrew Olson	32	Corporate Controller

(1)	Mr. Henriquez is an interested person, as defined in section 2(a)(19) of the 1940 Act, of Hercules due to his position as an executive officer of the company.
(2)	Member of our audit committee.
(3)	Member of our compensation committee.
(4)	Member of our nominating and corporate governance committee.
(5)	On March 20, 2015, we announced that Ms. Baron decided to resign from her position within the next few months or until we identify her permanent successor. Ms. Baron will continue to direct our finance activities as chief financial officer until her departure date. We are in the process of conducting a national search for a new chief financial officer and expect to announce a succession plan on or before Ms. Baron’s departure date.

Director Nominees

Mr. Woodward, Mr. Fallon, Mr. Hoffman and Ms. Lyons are each “independent” under the NYSE rules, and none of Mr. Woodward, Mr. Fallon, Mr. Hoffman or Ms. Lyons is an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

Allyn C. Woodward, Jr. has served as a director since February 2004. Mr. Woodward was Vice Chairman of Adams Harkness Financial Group (AHFG-formerly Adams, Harkness & Hill) from April 2001 until January 2006 when AHFG was sold to Canaccord, Inc., an independent investment dealer. He previously served as President of AHFG from 1995 to 2001. AHFG was an independent institutional research, brokerage and investment banking firm headquartered in Boston, MA. Prior to joining AHFG, Mr. Woodward worked for Silicon Valley Bank from April 1990 to April 1995, initially as Executive Vice President and Co-founder of the Wellesley, MA office and subsequently as Senior Executive Vice President and Chief Operating Officer of the parent bank in California. Silicon Valley Bank is a commercial bank, headquartered in Santa Clara, CA whose principal lending focus is directed toward the technology, healthcare and venture capital industries. Prior to joining Silicon Valley Bank, Mr. Woodward was Senior Vice President and Group Manager of the Technology group at Bank of New England, Boston, MA where he was employed from 1963-1990. He is also a former director and chairman of Lecroy Corporation which was sold in August, 2012 and a former director of Viewlogic Systems, Inc. and Cayenne Software, Inc. Mr. Woodward serves on the boards of three private companies and is on the boards of advisors of five venture capital funds. Mr. Woodward holds an Executive Masters Professional Director Certification, their highest level award, from the American College of Corporate Directors, a public company director education and credentialing organization, is a member of the Board Leaders Group, and is a member of the National Association of

Corporate Directors. Mr. Woodward is on the Board of Overseers and a member of the Finance Committee of Newton Wellesley Hospital, a 250 bed hospital located in Newton, MA. Mr. Woodward is a member of the Investment Committee, the Finance Committee and the Private Equity Committee of Babson College in Babson Park, MA. Mr. Woodward graduated from Babson College with a degree in finance and accounting. He also graduated from the Stonier Graduate School of Banking at Rutgers University.

Mr. Woodward’s executive and board experience brings extensive business, finance and investment expertise to his board service with Hercules. His experiences with financial services, bank and technology-related companies provide a unique perspective on matters involving business, finance and technology. Mr. Woodward’s many board related experiences makes him skilled in leading committees requiring substantive expertise. He is uniquely qualified to lead in the continued development of our board’s policies regarding compensation and governance best practices by serving as chairman of our compensation committee and our nominating and corporate governance committee and by serving as our Lead Independent Director.

Thomas J. Fallon has served as a director since July 2014. Mr. Fallon has served as Chief Executive Officer of Infinera Corporation since June 2013 and as a member of Infinera’s board of directors since July 2009. From January 2010 to June 2013, Mr. Fallon served as Infinera’s President and Chief Executive Officer, and Mr. Fallon served as Infinera’s Chief Operating Officer from October 2006 to December 2009, and as its Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems, Inc., a networking and telecommunications company. From May 1991 to August 2003, Mr. Fallon served as General Manager of Cisco Systems’ Optical Transport Business Unit. Mr. Fallon holds a B.S.M.E. and M.B.A. from the University of Texas at Austin, and is currently a member of the Engineering Advisory Board of the University of Texas at Austin, member of the President’s Development Board and board member of privately held Piccaro, a leading provider of solutions to measure greenhouse gas concentrations, trace gases and stable isotopes across many scientific applications, along with the energy and utilities markets.

Through his prior experience as a chief executive officer, president chief operating officer, vice president and general manager, Mr. Fallon brings business expertise, executive leadership experience, finance, and audit skills to his board service with Hercules. Mr. Fallon’s expertise, experience and skills closely align with our operations, and his prior investment experience with technology companies facilitates an in-depth understanding of our investment business.

Susanne D. Lyons was appointed to our board in March 2015. Ms. Lyons is a retired senior executive who has held top marketing and general management roles at some of the largest financial services companies in America, including VISA (USA), Charles Schwab & Co., Inc. and Fidelity Investments. She retired in September 2007 as the chief marketing officer for VISA (USA), where she was responsible for all aspects of brand, advertising and marketing services since June 2004. In her ten year career at Charles Schwab & Co., Inc. from April 1992 to May 2001, she held various marketing and general management positions, including enterprise president of retail client services. She also served as chief marketing officer from January 2000 to May 2001. Previously, Ms. Lyons spent ten years at Fidelity Investments from June 1982 to April 1992, where she held senior positions in marketing, product development and business strategy. Ms. Lyons currently serves on the board of directors of the U.S. Olympic Committee, a position she has held since December 2010. She has been president of the board of directors of Wildcare, a not-for-profit organization, since September 2008. She previously served on the board of directors of CNET Networks, Inc. from April 2007 to July 2008, until its acquisition by CBS Corp., as well as Gain Capital Holdings, Inc. from December 2008 to June 2013. Ms. Lyons also served on the advisory board of Marketo, Inc., a marketing automation software company, from February 2008 to January 2011. Ms. Lyons received her undergraduate degree from Vassar College and received her M.B.A from Boston University.

Through her prior business experience, Ms. Lyons brings significant business expertise and executive leadership experience to her board service with Hercules. Ms. Lyon’s expertise, experience and skills closely align with our operations, and her prior financial services industry experience, as well as her technology industry background facilitates an in-depth understanding of our investment business.

Joseph F. Hoffman was appointed to our board in April 2015. Mr. Hoffman is a former KPMG LLP audit partner and an experienced board member. He has more than 36 years of business experience in all aspects of financial and SEC reporting. Mr. Hoffman served as KPMG Engagement or SEC Reviewing Partner from July 1983 to September 2009 for a variety of clients ranging in size from start-up companies to multi-national Fortune 500 enterprises. Mr. Hoffman’s client roster included clients in the following industries: software, communications, electronics, semiconductor, manufacturing and financial services. A State of California licensed CPA, Mr. Hoffman has been an advisor to client management and audit committees on complex accounting, audit, SEC reporting and internal control issues related to revenue recognition, business combinations, employee compensation, discontinued operations, and requirements of the Sarbanes-Oxley Act of 2002. Mr. Hoffman belongs to the California Society of Certified Public Accountants, the National Association of Corporate Directors and the Association of Governing Boards of Universities and Colleges. Since August 2013, Mr. Hoffman has served on the Board of Directors and Audit Committee of LiveOps, Inc. Mr. Hoffman is a graduate of Willamette University (BA, Mathematics and Economics), where he has also been a Member of the Board of Trustees since May 2011. He earned his MBA from Stanford University.

Through his prior experiences, Mr. Hoffman brings business expertise, board experience, finance, and audit skills to his board service with Hercules. Mr. Hoffman’s expertise, experience and skills closely align with our operations, and he brings a high level of expertise and knowledge relating to the audit, finance and accounting issues affecting our business.

Interested Director

Mr. Henriquez is an “interested director” because he is our Chairman and Chief Executive Officer.

Manuel A. Henriquez is a co-founder of Hercules and has been our Chairman and Chief Executive Officer since 2004 and our President since 2005. Prior to co-founding the Company, Mr. Henriquez was a Partner at VantagePoint Venture Partners, a $2.5 billion multi-stage technology venture fund, from August 2000 through July 2003. Prior to VantagePoint Venture Partners, Mr. Henriquez was the President and Chief Investment Officer of Comdisco Ventures, a division of Comdisco, Inc., a leading technology and financial services company, from November 1999 to March 2000. Prior to that, from March 1997 to November 1999, Mr. Henriquez was a Managing Director of Comdisco Ventures. Mr. Henriquez was a senior member of the investment team at Comdisco Ventures that originated over $2.0 billion of equipment lease, debt and equity transactions from 1997 to 2000. Mr. Henriquez is a member of the Northeastern University Corporation, and he serves on the board of directors of Northeastern University, a global, experiential research university. Mr. Henriquez also serves on the board of the Lucile Packard Foundation for Children’s Health, the sole fundraising entity for Lucile Packard Children’s Hospital and the child health programs at Stanford University School of Medicine, as well as the Children’s Health Council, a diagnostic and treatment center for children and adolescents facing developmental and behavioral challenges. Mr. Henriquez received a B.S. in Business Administration from Northeastern University.

Through his broad experience as an officer and director of several private and public companies, in addition to skills acquired with firms engaged in investment banking, banking and financial services, Mr. Henriquez brings to Hercules a unique business expertise and knowledge of financing technology related companies as well as extensive financial and risk assessment abilities. Mr. Henriquez possesses a vast array of knowledge in venture capital financing which assists us in the markets in which we compete. Mr. Henriquez’s years of experience as our Chairman and Chief Executive Officer since co-founding the Company demonstrate his leadership skills that are valuable in his role as our Chairman and Chief Executive Officer.

Independent Director

Mr. Badavas is “independent” under the NYSE rules, and he is not an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

Robert P. Badavas has served as a director since March 2006. Since January 2012, Mr. Badavas has served as President and Chief Executive Officer of PlumChoice, Inc. a venture backed technology, software and services company. Mr. Badavas also has served on the board of directors of PlumChoice since November 2010. Previously, Mr. Badavas served as President of Petros Ventures, Inc., a management and advisory services firm. Mr. Badavas was President and Chief Executive Officer of TAC Worldwide, a multi-national technical workforce management and business services company, from December 2005 through October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. Prior to joining TAC Worldwide, Mr. Badavas was a Partner and Chief Operating Officer of Atlas Venture, an international venture capital firm, from September 2001 to September 2003 and Chief Executive Officer at Cerulean Technology, Inc., a venture capital backed wireless application software company. Since May 2007, Mr. Badavas has served on the board of directors and is chairman of the Audit Committee of Constant Contact, Inc. (NASDAQ: CTCT), a provider of email and other engagement marketing products and services for small and medium sized organizations. In addition, Mr. Badavas serves as Vice-Chairman of the board of trustees of Bentley University in Waltham, MA. Mr. Badavas also serves on the board of trustees of Hellenic College/Holy Cross School of Theology in Brookline, MA where he serves on the Executive Committee and as Corporate Treasurer. Mr. Badavas is Chairman Emeritus of The Learning Center for the Deaf in Framingham, Massachusetts. Mr. Badavas is a certified public accountant with nine years of experience at PricewaterhouseCoopers LLP, an independent registered public accounting firm. Also, Mr. Badavas has completed a program that studied strategies to make corporate boards more effective at the Harvard Business School. Mr. Badavas is active in board of director organizations and regularly attends professional seminars addressing issues of current import to boards of directors. Mr. Badavas is a magna cum laude graduate of Bentley University with a B.S. in Accounting and Finance. Mr. Badavas holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

Through his prior experience as a director, chief executive officer, chief operating officer and chief financial officer, Mr. Badavas brings business expertise, executive leadership experience, finance, and audit skills to his board service with Hercules. Mr. Badavas’ expertise, experience and skills closely align with our operations, and his prior investment experience with venture capital firms and technology companies facilitates an in-depth understanding of our investment business. Mr. Badavas’ expertise and experience also qualify him to serve as chairman of our audit committee and as our audit committee financial expert.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our board. Members of our board are kept informed of our business through discussions with our chairman and chief executive officer, our chief financial officer, our chief investment officer, our secretary, and our other officers and employees, and by reviewing materials provided to them and participating in meetings of our board and its committees.

Because our board is committed to strong and effective corporate governance, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE’s listing standards. The board has approved corporate governance guidelines that provide a framework for the operation of the board and address key governance practices. The board has adopted a number of policies to support our values and good corporate governance, including corporate governance guidelines, board committee charters, insider trading policy, code of ethics, code of business conduct, and related personal transaction approval policy.

During 2015, as part of its on-going review of our corporate governance policies, our board undertook the following relating to our corporate governance practices:

•	reviewed our compliance manual and made changes, where required, with the approval of our board; and

•	as a result of the ongoing plan to integrate our comprehensive compliance program, conducting training sessions in 2015 to remind employees of their obligations as employees and officers of the BDC and the specific policies and procedures that have been designed by us to reasonably ensure that the our employees are in compliance with federal securities laws and other laws.

Our board will continue to review and update the corporate governance guidelines, corporate governance practices, and our corporate governance framework, including the potential expansion of the size of our board.

Board Leadership Structure

Chairman and Chief Executive Officer

Our board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a lead independent director position to further strengthen our governance structure. Our board believes this provides an efficient and effective leadership model for our company. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Since 2004, Mr. Henriquez has served as both chairman of the board and as our chief executive officer.

No single leadership model is right for all companies at all times. Our board recognizes that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, our board periodically reviews its leadership structure.

Moreover, our board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined chairman and chief executive officer. Specifically:

•	five of our six current directors are independent directors;

•	all of the members of our audit committee, compensation committee, and nominating and corporate governance committee are independent directors;

•	our board and its committees regularly conduct scheduled meetings in executive session, out of the presence of Mr. Henriquez and other members of management;

•	our board and its committees regularly conduct meetings which specifically include Mr. Henriquez;

•	our board and its committees remain in close contact with, and receive reports on various aspects of Hercules’s management and enterprise risk directly from our senior management and independent auditors; and

•	our board and its committees interact with employees of the company outside the ranks of senior management.

Lead Independent Director

Our board has instituted the lead independent director position to provide an additional measure of balance, ensure our board’s independence, and enhance its ability to fulfill its management oversight responsibilities. Allyn C. Woodward, Jr., the chairman of our compensation committee and our nominating and corporate governance committee, currently serves as the lead independent director. The lead independent director:

•	presides over all meetings of the independent directors at which our chairman is not present, including executive sessions of the independent directors;

•	has the authority to call meetings of the independent directors;

•	frequently consults with our chairman and chief executive officer about strategic policies;

•	provides our chairman and chief executive officer with input regarding board meetings;

•	serves as a liaison between the chairman and chief executive officer and the independent directors; and

•	otherwise assumes such responsibilities as may be assigned to him by the independent directors.

Having a combined chairman and chief executive officer, coupled with a substantial majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the independent directors, provides the right leadership structure for our company and is best for us and our stockholders at this time.

Board Oversight of Risk

While risk management is primarily the responsibility of our management team, our board is responsible for oversight of the material risks faced by us at both the full board level and at the committee level.

Our audit committee has oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing our company. In addition to our audit committee, the other committees of our board consider the risks within their areas of responsibility. For example, our compensation committee considers the risks that may be implicated by our executive compensation program.

Management provides regular updates throughout the year to our board regarding the management of the risks they oversee at each regular meeting of our board. Also, our board receives presentations throughout the year from various department and business group heads that include discussion of significant risks as necessary. Additionally, our full board reviews our short and long-term strategies, including consideration of significant risks facing our business and their potential impact.

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. A brief description of each committee is included in this proxy statement and the charters of the audit, compensation, and nominating and corporate governance committees are available on the Investor Relations section of our website at http://investor.htgc.com/governance.cfm

The table below provides current membership (M) and chairmanship (C) information for each standing board committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Robert P. Badavas	C	M	M
Thomas J. Fallon	M	M	M
Allyn C. Woodward, Jr.	M	C	C
Susanne D. Lyons	M	M	M
Joseph F. Hoffman	M	—	—
Manuel A. Henriquez	—	—	—

During 2014, our board held 18 full board meetings, 19 committee meetings and acted by written consent. All of the then-serving directors attended 100% of the full board meetings and 94% of the respective committee meetings on which they serve. Each director makes a diligent effort to attend all board and committee meetings, as well as our annual meeting of stockholders. Each of our then-serving directors attended our 2014 annual meeting of stockholders in person.

Audit Committee. Our board has established an audit committee. Our audit committee comprises Ms. Lyons and Messrs. Badavas, Fallon, Woodward and Hoffman, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the New York Stock Exchange, or NYSE, and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Badavas currently serves as chairman of our audit committee and is an “audit committee financial expert,” as defined by applicable SEC rules. Our audit committee is responsible for assisting our board in fulfilling its oversight responsibilities related to: (i) appointing, overseeing and replacing, if necessary, our independent auditor; (ii) overseeing the accounting and financial reporting processes of Hercules and our subsidiaries; (iii) overseeing the integrity of the financial statements of Hercules and our subsidiaries; (iv) establishing procedures for complaints relating to accounting, internal accounting controls or auditing matters, (v) examining the independence qualifications and; (vi) preparing the report required by the SEC to be included in our annual proxy statement; (vii) assisting our board’s oversight of our compliance with legal and regulatory requirements; and (viii) assisting our board in fulfilling its oversight responsibilities related to the systems of internal controls and disclosure controls which management has established regarding finance, accounting, and regulatory compliance. During the last fiscal year, the audit committee held five meetings and acted by written consent.

Our audit committee provides assistance to our board in various matters, including, among other things, fulfilling its responsibilities with respect to the following:

•	annually, evaluating the appointment, compensation and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Hercules and our subsidiaries, including resolution of disagreements between management and the independent auditor regarding financial reporting;

•	preapproving any independent auditors’ engagement to render audit and/or permissible non-audit services (including the fees charged and proposed to be charged by the independent auditors);

•	receiving formal written statements, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and us; discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, addressing, at least annually, the matters, required by applicable requirements of the Public Company Accounting Oversight Board; recommending to our board actions to satisfy our board of the independence of the audit; and, if so determined by our audit committee, recommending that our board take appropriate action to oversee the independence of the auditor;

•	at least annually, obtaining and reviewing a report from the independent auditor detailing the firm’s internal quality control procedures, any material issues raised by the independent auditor’s internal quality control review, peer review or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm and all relationships between the independent auditor and us;

•	annually, obtaining from the independent auditors a formal written statement of the fees billed in the last fiscal year for categories of services rendered by the independent auditors, and listed in our audit committee charter;

•	monitoring the rotation of the lead (or coordinating) audit partner (or other employees of the independent auditor if required by SEC rules and regulations) having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•	considering the effect on us of: (i) any changes in accounting principles or practices proposed by management or the independent auditors; and (ii) any changes in service providers, such as the accountants, that could impact our internal control over financial reporting;

•	evaluating the efficiency and appropriateness of the services provided by the independent auditors, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information;

•	reviewing with the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	reviewing with the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•	interacting with the independent auditors, including meeting with the independent auditors at least four times during each fiscal year, reviewing and, where necessary, resolving any problems or difficulties the independent auditor may have encountered in connection with the annual audit or otherwise, any management letters provided to our audit committee and our responses;

•	reviewing and discussing with management and the independent auditor our system of internal controls (including any significant deficiencies in the design or operation of those controls which could adversely affect our ability to record, process, summarize and report financial data), its financial and critical accounting practices, and policies relating to risk assessment and management;

•	receiving and reviewing reports of the independent auditor discussing: (i) all critical accounting policies and practices to be used in the firm’s audit of our financial statements, (ii) all alternative treatments of financial information within generally accepted accounting principles, referred to as GAAP, that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

•	reviewing and discussing with management and the independent auditor our annual and quarterly financial statements;

•	reviewing material pending legal proceedings involving us and other contingent liabilities;

•	periodically, meeting separately with management (or other personnel responsible for the internal audit function) and with independent auditors to discuss results of examinations of our internal controls and procedures;

•	discussing with the independent auditors the matters required to be communicated to our audit committee in accordance with Statement on Auditing Standards No. 61;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees, consultants or contractors of concerns regarding questionable accounting or accounting matters;

•	setting hiring policies relating to our hiring of employees or former employees of the independent auditors;

•	producing an audit committee report for inclusion in our annual report on Form 10-K or proxy statement for the annual meeting of stockholders;

•	reviewing the adequacy of our audit committee charter annually and submitting an audit committee charter to our board for approval;

•	reporting recommendations to our board on a regular basis and annually performing, or participating in, an evaluation of our audit committee;

•	reviewing such other matters as our board or the audit committee shall deem appropriate;

•	determining funding necessary for ordinary administrative expenses that are necessary or appropriate in carrying out our audit committee’s duties;

•	determining the fair value of our portfolio debt and equity securities and other assets in accordance with the 1940 Act and the valuation policies and procedures adopted by our board, as amended from time to time, in order to recommend the portfolio valuation to our full board for approval; and

•	retaining, terminating and determining the compensation for an independent valuation firm and any legal, accounting or other expert or experts to assist in: (i) reviewing our valuation processes applicable to non-publicly traded companies, and (ii) reviewing fair market value calculations as requested from time to time with respect to select companies.

Compensation Committee. Our board has established a compensation committee. Our compensation committee comprises Ms. Lyons and Messrs. Badavas, Fallon and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the NYSE and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as chairman of our compensation committee. Our compensation committee determines compensation for our executive officers, and it administers our Equity Plan and the 2006 Non-Employee Director Plan. During the last fiscal year, our compensation committee held nine meetings and acted by written consent.

Our compensation committee provides assistance to our board in various matters, including, among other things, fulfilling its responsibilities with respect to the following:

•	assisting our board in developing and evaluating potential candidates for executive positions (including the chief executive officer) and overseeing the development of executive succession plans;

•	annually, reviewing and approving corporate objectives relevant to our chief executive officer’s and our other executive officer’s total compensation, evaluating our chief executive officer’s and our other executive officers’ performance to ensure that it is designed to achieve the objectives of rewarding our executive officers appropriately for their contributions to corporate growth and profitability and, together with our chief executive officer, evaluating and approving the compensation of our other executive officers;

•	annually, determining and approving the compensation paid to our chief executive officer;

•	annually, reviewing our compensation practices and the relationship among risk, risk management and compensation in light of our corporate objectives, including their safety and soundness and the avoidance of practices that would encourage excessive risk;

•	periodically, reviewing our incentive compensation plans and perquisites, making recommendations to our board regarding the adoption of new employee incentive compensation plans and equity-based plans, and administering our existing incentive compensation plans and equity-based plans;

•	periodically, evaluating the compensation of directors and making recommendations regarding adjustments to such compensation;

•	producing a committee report on executive compensation for inclusion in the our annual report on Form 10-K or proxy statement for the annual meeting of stockholders in accordance with Item 407(e)(5) of Regulation S-K;

•	annually reviewing and discussing with our management the executive compensation disclosure to be included in our annual report on Form 10-K or our proxy statement for the annual meeting of stockholders, including the Compensation Discussion and Analysis required by Item 402 of Regulation S-K, and subsequent to such review determining whether to recommend to our board that such disclosure be included in our annual report on Form 10-K or our proxy statement for the annual meeting of stockholders;

•	periodically, reviewing and assessing the adequacy of our compensation committee charter and submitting any changes to our board for approval;

•	determining funding necessary for ordinary administrative expenses that are necessary or appropriate in carrying out the committee’s duties;

•	regularly, reporting recommendations to our board, and annually performing, or participating in, an evaluation of the committee, the results of which shall be presented to our board;

•	when it is determined by the committee that a consulting firm (or other expert) is to assist in the assessment of the chief executive officer’s or other executive officer’s compensation, our committee is responsible for retaining and terminating such firm or experts and approving the consulting firm or other expert’s fee and other retention terms;

•	retaining legal, accounting or other experts that our committee determines to be necessary to carry out its duties and determining compensation for such advisors; and

•	reviewing such other matters as our board or the compensation committee deem appropriate.

Nominating and Corporate Governance Committee. Our board has established a nominating and corporate governance committee. Our nominating and corporate governance committee comprises Ms. Lyons and Messrs. Badavas, Fallon and Woodward, each of whom is an independent director and satisfies the independence requirements for purposes of the rules promulgated by the NYSE and the requirements to be a non-interested director as defined in Section 2(a)(19) of the 1940 Act. Mr. Woodward currently serves as chairman of our nominating and corporate governance committee. Our nominating and corporate governance committee will nominate to our board for consideration candidates for election as directors to our board. During the last fiscal year, our nominating and corporate governance committee held two meetings.

Our nominating and corporate governance committee provides assistance to our board in various matters, including, among other things, fulfilling its responsibilities with respect to the following:

•	identifying individuals qualified to become board members, consistent with criteria approved by our board, receiving nominations for such qualified individuals, selecting, or recommending that our board select, the director nominees for our next annual meeting taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of our board;

•	recommending to our board candidates for election to our board and evaluating our board in accordance with criteria set forth in the committee’s charter;

•	monitoring board composition and recommending candidates as necessary to ensure that the number of independent directors serving on the board satisfies the NYSE and SEC requirements;

•	developing and periodically evaluating initial orientation guidelines and continuing education guidelines for each member of our board and each member of each committee thereof regarding his or her responsibilities as a director generally and as a member of any applicable committee of our board;

•	establishing a policy under which our stockholders may recommend a candidate to the nominating and corporate governance committee for consideration for nomination as a director;

•	recommending to our board qualified individuals to serve as committee members on the various board committees;

•	recommending to our board or to the appropriate committee thereto processes for annual evaluations of the performance of our board, our chairman of the board and chief executive officer, and its standing audit committee and compensation committee;

•	clearly articulating to each director what is expected of their tenure on our board, including directors’ basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

•	developing and periodically evaluating orientation guidelines and continuing education guidelines for each member of our board and each member of each committee thereof regarding his or her responsibilities as a director generally and as a member of any applicable committee of our board;

•	reviewing our practices and policies with respect to directors, including the size of our board, the ratio of employee directors to non-employee directors, the meeting frequency of our board and the structure of board meetings and making recommendations to our board with respect thereto;

•	overseeing the maintenance and presentation to our board of management’s plans for succession to senior management positions in the company;

•	monitoring and making recommendations to our board on matters of our policies and practices relating to corporate governance;

•	annually, evaluating our code of business conduct and ethics and, if appropriate, recommending changes to that code;

•	in concert with our board, reviewing our policies with respect to significant issues of corporate public responsibility, including charitable contributions;

•	considering and reporting to our board any questions of possible conflicts of interest of board members;

•	reviewing stockholder proposals regarding corporate governance and making recommendations to our board;

•	reviewing and assessing the adequacy of the committee charter and the charters of other existing board committees, submitting any changes to our board for approval;

•	reporting committee actions to our board on a regular basis and annually performing, or participating in, an evaluation of the committee;

•	annually, performing or participating in, an evaluation of the performance of the committee, the results of which shall be presented to our board;

•	retaining and terminating a search firm to assist in the identification of director candidates, and approving the search firm’s fees and other retention terms; and

•	retaining legal, accounting or other experts that our committee determines to be necessary to carry out its duties, and to determine compensation for such advisors.

Our nominating and corporate governance committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our bylaws and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination for consideration, a stockholder must provide certain information that would be required under applicable SEC rules, including the following minimum information for each director nominee: full name, age, and address; class, series and number of shares of our common stock beneficially owned by the nominee, if any; the date such shares were acquired and the investment intent of such acquisition; whether such stockholder believes the individual is an “interested person” of Hercules, as defined in the 1940 Act; and all other information required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required.

In evaluating director nominees, our nominating and corporate governance committee considers the following factors:

•	the appropriate size and the diversity of our board;

•	whether or not the nominee is an “interested person” of Hercules as defined in Section 2(a)(19) of the 1940 Act;

•	our needs with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our board;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.

Our nominating and corporate governance committee identifies nominees by first evaluating our current board members willing to continue in service. Our current board members with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board with that of obtaining a new perspective. If any member of our board does not wish to continue in service or if our nominating and corporate governance committee or our board decides not to re-nominate a member for re-election, or if our nominating and corporate governance committee recommends to expand the size of our board, our nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of our nominating and corporate governance committee and our board provide suggestions as to individuals meeting the criteria of our nominating and corporate governance committee. Consultants may also be engaged to assist in identifying qualified individuals.

Director Independence

The NYSE’s listing standards and Section 2(a)(19) of the 1940 Act require that a majority of our board and every member of our audit, compensation, and nominating and corporate governance committees are “independent.” Under the NYSE’s listing standards and our corporate governance guidelines, no director will be considered to be independent unless and until our board affirmatively determines that such director has no direct or indirect material relationship with our company or our management. Our board reviews the independence of its members annually.

In determining that Ms. Lyons and Messrs. Badavas, Woodward, Fallon and Hoffman are independent, our board, through the nominating and corporate governance committee, considered the financial services, commercial, family and other relationships between each director and his or her immediate family members or affiliated entities, on the one hand, and Hercules and its subsidiaries, on the other hand.

Communication with the Board

We believe that communications between our board, our stockholders and other interested parties are an important part of our corporate governance process. Stockholders with questions about Hercules are encouraged to contact our Investor Relations department at (650) 289-3060. However, if stockholders believe that their questions have not been addressed, they may communicate with our board by sending their communications to Hercules Technology Growth Capital, Inc., c/o Benjamin Bang, secretary, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. All stockholder communications received in this manner will be delivered to one or more members of our board.

Mr. Woodward, the chairman of our compensation committee and our nominating and corporate governance committee, currently serves as the lead independent director, and he presides over executive sessions of the independent directors. Parties may communicate directly with Mr. Woodward by sending their communications to Hercules Technology Growth Capital, Inc., c/o Benjamin Bang, secretary. All communications received in this manner will be delivered to Mr. Woodward.

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or our code of ethics, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our secretary. The communication will be forwarded to the chair of our audit committee if our secretary determines that the matter has been submitted in conformity with our whistleblower procedures or otherwise determines that the communication should be so directed.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Code of Ethics

Our code of ethics, which is signed by our directors and executive officers, requires that our directors and executive officers avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of Hercules. Pursuant to our code of ethics, which is available on our website at http://investor.htgc.com/governance.cfm, each director and executive officer must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our audit committee. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by our board.

Availability of Corporate Governance Documents

To learn more about our corporate governance and to view our corporate governance guidelines, code of ethics, and the charters of our audit committee, compensation committee, and nominating and corporate governance committee, please visit the Investor Relations page of our website at http://investor.htgc.com/governance.cfm, under “Corporate Governance.” Copies of these documents are also available in print free of charge by writing to Hercules Technology Growth Capital, Inc., c/o Benjamin Bang, secretary, 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

Compensation Committee Interlocks and Insider Participation

All members of our compensation committee are independent directors and none of the members are present or past employees of Hercules. No member of our compensation committee: (i) has had any relationship with Hercules requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on our board.

Certain Relationships and Related Transactions

We have procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to Hercules. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with Hercules, including our officers, directors, and employees and any person controlling or under common control with us.

In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with Hercules, our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, Hercules, companies controlled by us and our employees and directors.

We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek board review and approval or exemptive relief from the SEC for such transaction.

Amendment to Charter

Effective as of April 6, 2015, we amended our charter to increase the number of shares of common stock we are authorized to issue from 100,000,000 to 200,000,000. We effected the increase in authorized shares by filing an Articles of Amendment with the State Department of Assessments and Taxation of Maryland.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of any class of our equity securities report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, the NYSE and to us. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, other than as follows, we believe that during fiscal year ended December 31, 2014 all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied, except, due to administrative errors, the following were not timely filed: two Form 4s for Mr. Henriquez, as well as one Form 4 for each of Ms. Baron, Mr. Bluestein, Mr. Shah and Mr. Badavas.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. Our audit committee’s responsibility is to monitor and oversee these processes. Our audit committee is also directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm.

Review with Management

Our audit committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to our audit committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

Our audit committee has discussed with PricewaterhouseCoopers LLP, or PWC, our independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our audit committee, among other things, the following:

•	methods used to account for significant unusual transactions,

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus,

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements

Our audit committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable Public Company Accounting Oversight Board rule regarding the independent accountant’s communications with audit committees concerning independence and has discussed with the auditors the auditors’ independence. Our audit committee has also considered the compatibility of non-audit services with the auditors’ independence.

During 2014, our audit committee met with members of senior management and the independent registered public accounting firm to review the certifications provided by our chief executive officer and our chief financial officer under the Sarbanes-Oxley Act of 2002, referred to as Sarbanes-Oxley, the rules and regulations of the SEC and the overall certification process. At these meetings, our officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control over financial reporting and any fraud, whether or not material, involving management or other employees with a significant role in internal control over financial reporting.

Conclusion

Based on our audit committee’s discussion with management and the independent registered public accounting firm, our audit committee review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to our audit committee, our audit committee recommended that our board include the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. Our audit committee also recommended the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015.

The Audit Committee

Robert P. Badavas, Chairman

Allyn C. Woodward, Jr.

Thomas J. Fallon

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee and our non-interested directors have selected PWC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. It is expected that a representative of PwC will be present at the 2015 annual meeting of stockholders and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

Principal Accountant Fees and Services

The following aggregate fees by PwC, our independent registered public accounting firm, were billed to us for work attributable to 2014 and 2013 audit, tax and other services.

	Fiscal Year Ended
	2014	2013
Audit Fees	$1,064,071	$1,153,400
Audit-Related Fees	—	—
Tax Fees	$135,728	$77,300
All Other Fees	—	—
Total Fees:	$1,199,799	$1,230,700

Of the amounts disclosed above, $232,400 and $303,732 relate to costs due to debt issuances and costs due to debt compliance in 2014 and 2013, respectively.

Services rendered by PwC in connection with fees presented above were as follows:

Audit Fees. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees. Tax fees in fiscal years 2014 and 2013 include professional fees for tax compliance and tax advice.

All Other Fees. Fees for other services would include fees for products and services other than the services reported above. Other fees billed in fiscal years 2014 and 2013 relate to on-line technical accounting software service. Our audit committee has considered the compatibility of non-audit services with the auditor’s independence.

Pre-Approval Policy

Our audit committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by PwC, our independent registered public accounting firm. The policy requires that our audit committee pre-approve all audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence. In accordance with the pre-approval policy, our audit committee includes every year a discussion and pre-approval of such services and the expected costs of such services for the year.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval at the first audit committee meeting of the year must be submitted to our audit committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of our audit committee. However, our audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to our audit committee at its next scheduled meeting. Our audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following information, as of April 15, 2015, pertains to our executive officers who are not directors of Hercules.

Jessica Baron joined Hercules in October 2006 as Corporate Controller and was promoted to Vice President of Finance in October 2010. Effective June 1, 2011, our board appointed Ms. Baron as Interim Chief Financial Officer and our board confirmed her appointment as the our permanent Chief Financial Officer on March 27, 2012. During her tenure at Hercules, Ms. Baron has been involved in financial reporting, financial process and systems design and implementation. Prior to joining Hercules, Ms. Baron served in strategic finance roles at Cisco Systems, Inc. from 2004 to 2006 and at Levi Strauss and Company from 2002 to 2004. Ms. Baron also served as a finance and accounting manager at Dominion Ventures and Dominion Capital Management from 2000 to 2002. She also was at PricewaterhouseCoopers LLP in supervisory roles in both its consulting and business assurance divisions from 1997 to 2000. Ms. Baron earned a Bachelor of Arts degree in Human Biology and a Master of Arts degree in Sociology from Stanford University and a Master of Business Administration degree with an emphasis in Finance from the University of California, Berkeley, Haas School of Business. She is a Certified Public Accountant in the state of California.

On March 20, 2015, we announced that Ms. Baron decided to resign from her position within the next few months or until we identify her permanent successor. Ms. Baron will continue to direct our finance activities as chief financial officer until her departure date. We are in the process of conducting a national search for a new chief financial officer and expect to announce a succession plan on or before Ms. Baron’s departure date.

Scott Bluestein joined Hercules in November 2010 as Chief Credit Officer, and he was promoted to Chief Investment Officer in April 2014. Mr. Bluestein previously served as founder and partner of Century Tree Capital Management from February 2009 until June 2010. Prior to that, he was managing director at Laurus-Valens Capital Management, a New York based investment firm specializing in providing financing to small and microcap growth oriented businesses through a combination of secured debt and equity securities, including new investments, portfolio management, and restructurings from June 2003 until February 2010. Previously, Mr. Bluestein worked at UBS Investment Bank, where he was a member of their Financial Institutions Coverage Group focused on the Financial Technology space. Mr. Bluestein received his B.B.A. from Emory University.

Andrew Olson joined Hercules in October 2014 as Corporate Controller. Mr. Olson is responsible for financial and regulatory reporting and financial process and systems design and implementation. Prior to joining Hercules, Mr. Olson served as a Senior Manager at PwC in its Finance Services Assurance practice from September 2006 to October 2014. While at PwC, Mr. Olson developed extensive experience providing audit and consulting services to both regional and international financial institutions of various sizes and asset classes. Mr. Olson earned a Bachelor of Arts degree in Business Economics from the University of California. He is a Certified Public Accountant in the state of California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This executive summary highlights key factors involved in the decisions by our compensation committee regarding 2014 named executive officer compensation. These factors are further described, along with others, later in this Compensation Discussion and Analysis, or CD&A.

2014 Performance Highlights

When determining the compensation to be paid to our named executive officers, referred to as NEOs, our compensation committee evaluates our performance relative to our Peer Group (as defined below under “—Assessment of Market Data; Peer Group”), as well as Hercules-specific performance factors. The primary relative and company-specific factors considered by our compensation committee with respect to 2014 include:

Superior relative performance	•

Three-Year Average Total Shareholder Return: We outperformed the majority of our Peer Group by generating an average total shareholder return of 93.6% over three years, compared to the median of 34.6% for our Peer Group.

	•	2014 Total Shareholder Return: We successfully navigated trends affecting our business and outperformed more than 84% of our Peer Group with respect to 2014 total shareholder return.
	•	2014 Return on Average Equity: We generated a 10.9% return on average equity, outperforming 90% of our Peer Group.
	•	2014 Return on Average Assets: We exceeded the performance of 83% of our Peer Group by generating a 6.0% return on average assets.

Record levels of new commitments and fundings	•	Total Investment Assets: Our total investment assets at fair value increased by 12.1% year-over-year to $1.02 billion as of December 31, 2014.
	•	Record Total New Commitments: Our 2014 total new debt and equity commitments reached a record level of $904.8 billion, a 28.3% increase from the prior year.
	•	Record Total New Fundings: During 2014, we had record total new fundings of $621.3 billion, up 25.5% from the prior year.

Strong liquidity position	We ended 2014 with $377.1 million in available liquidity, including $227.1 million in cash and $150.0 million in available credit facilities.

Further information relating to our financial performance during 2014 is provided in our annual report on Form 10-K for the fiscal year ending December 31, 2014. You are encouraged to read our 2014 annual report on Form 10-K in connection with this proxy statement.

Limitations Imposed by the 1940 Act Relating to Implementation of Non-Equity Incentive Plans

We are an internally-managed, non-diversified, closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to comply with certain regulatory requirements, including the 1940 Act, rules promulgated under the 1940 Act, and exemptive orders issued to us by the SEC. We refer to these requirements, rules and exemptive orders as the 1940 Act Requirements.

The 1940 Act Requirements limit our ability to implement non-equity incentive plans (i.e., cash incentive plans) that would restrict the discretion and decision-making authority of our compensation committee. The 1940

Act Requirements provide that we may maintain either an equity incentive plan or a cash incentive plan. We believe that equity incentives strongly align the interests of our stockholders with our executive officers and other employees, and, accordingly, we implemented an equity incentive plan in 2004. Given our 2004 Equity Incentive Plan, referred to as the Equity Plan, the 1940 Act Requirements prohibit us from also implementing a cash incentive plan that restricts our compensation committee’s discretion in the final determination of cash incentive awards.

While the 1940 Act Requirements provide that cash bonus awards remain subject to the ultimate discretion of our compensation committee, our compensation committee’s objective is to work within our regulatory framework to seek pay-for-performance alignment, to set compensation levels relative to our Peer Group (as defined below) and to implement compensation best practices.

Pay-for-Performance Alignment

We believe our compensation actions illustrate an alignment between the compensation of our NEOs and our performance during the relevant periods. Our compensation committee analyzes a broad range of individual performance factors and company performance factors, including those described above, with the objective of aligning NEO compensation to our performance relative to our Peer Group.

As noted above under “—2014 Performance Highlights,” our three-year average total shareholder return was 93.6%, compared to our Peer Group median of 34.6%, and our one-year total shareholder return for 2014 was greater than 84% of our Peer Group.

We believe our compensation actions relating to corporate and individual performance illustrate an alignment between the compensation of our NEOs during 2014, and the performance of Hercules on an absolute and relative basis. We further believe that our executive compensation programs utilize an effective mix of short- and long-term compensation components determined relative to key measures of our performance and the returns enjoyed by our stockholders. Consistent with our pay-for-performance philosophy, our compensation committee will make future compensation decisions in light of our performance, and, if our future performance were to lag behind our peers, our compensation committee would adjust NEO compensation accordingly.

2014 Advisory Vote on Executive Compensation; Continuing Stockholder Engagement

At our 2014 annual meeting of stockholders, our advisory vote on say-on-pay received strong support from our stockholders (approximately 83% of votes cast).

Our compensation committee views as important the continuing dialogue with our stockholders on compensation and other governance matters. In advance of our 2014 annual meeting of stockholders, we engaged in direct dialogue with our largest institutional stockholders to gain broad-based insights on our executive compensation and corporate governance practices. In connection with our 2015 annual meeting, we again solicited opportunities for feedback from each of our institutional stockholders, and we completed meetings with a number of our institutional stockholders, including our largest institutional stockholder. Given the benefits of stockholder engagement, we anticipate continuing our stockholder engagement efforts following the 2015 annual meeting and in advance of our future annual meetings.

Total Compensation Expense Relative to Peer Group

When sizing our cash bonus pool and allocating bonus awards, our compensation committee evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other BDCs. With respect to 2014, our compensation committee considered company-wide compensation expense as a percentage of average assets among our Peer Group (as defined below). Based on this measure, our 2014 compensation expense was below the 25th percentile of our Peer Group.

2014 Named Executive Officers

This CD&A provides 2014 compensation information for the following NEOs. References to “current NEOs” in this CD&A are references to Mr. Henriquez, Ms. Baron and Mr. Bluestein, and references to “former NEOs” in this CD&A are references to Messrs. Shah, Fissori and Butler.

Name	Title
Manuel Henriquez	Chairman, President and Chief Executive Officer, or CEO
Jessica Baron(1)	Chief Financial Officer
Scott Bluestein	Chief Investment Officer
Parag Shah(2)	Former Senior Managing Director and Life Science Group Head
Todd Jaquez-Fissori(3)	Former Senior Managing Director and Clean Technology Group Head
Michael Butler(4)	Former General Counsel and Chief Compliance Officer

(1)	On March 20, 2015, we announced that Jessica Baron, our chief financial officer, decided to resign from her position within the next few months or until we identify her permanent successor. Ms. Baron will continue to direct our finance activities as chief financial officer until her departure date. We are in the process of conducting a national search for a new chief financial officer and expect to announce a succession plan on or before Ms. Baron’s departure date.
(2)	On December 3, 2014, Mr. Shah was no longer designated as an executive officer of Hercules. Mr. Shah will continue to work with our Life Sciences Group.
(3)	Mr. Fissori resigned on April 25, 2014. The compensation Mr. Fissori received up to April 25, 2014 is reflected in the tabular disclosure following this discussion.
(4)	Mr. Butler resigned on March 6, 2015. The compensation Mr. Butler received during 2014 is reflected in the tabular disclosure following this discussion.

Compensation Philosophy and Objectives

Our compensation programs are intended to align the interests of our stockholders with the interests of management, and to reward our NEOs for their collective and independent contributions to our performance. Our compensation programs are intended to, among other things:

•	provide the compensation and incentives necessary to attract, motivate and retain key executives critical to our continued success and growth, while also aligning management interests with the interests of our stockholders,

•	focus management behavior and decision-making on goals that are consistent with the overall strategy of the business,

•	ensure a linkage between NEO compensation and individual contributions to our performance, and

•	manage risk appropriately.

We believe that our continued success during 2014 was attributable to our ability to motivate and retain our outstanding executive team through the use of both short- and long-term incentive compensation programs, especially in an environment of competition for top-quality executive talent in the venture debt industry.

Overview

Our compensation objectives are achieved through our executive compensation program, which for 2014 consisted of the following elements:

Compensation Element	Form of Compensation	Compensation Objective
Annual Base Salary	Cash paid on a regular basis throughout the year	Provide a level of fixed income that is competitive and allows us to retain and attract executive talent

Annual Cash Bonus Awards	Cash awards paid on an annual basis following year-end	Reward executives who contribute to our financial performance and strategic success during the year, and reward individual NEO achievements

Long-Term Equity Incentive Awards	Equity incentive awards vesting ratably over three years based on continued employment with Hercules	Reward executives who contribute to our success through the creation of shareholder value and to provide meaningful retention incentives, and reward individual NEO achievements

Our compensation committee has also designed our compensation programs to reflect what it believes to be certain best practices in executive compensation. In particular:

•	we do not have employment agreements with any of our NEOs,

•	we do not provide for cash severance payments or change of control benefits,

•	we do not have guaranteed retirement benefits,

•	we do not provide our NEOs with executive perquisite allowances beyond the benefit programs offered to all of our employees,

•	stock options may not be repriced without stockholder approval, as required under applicable NYSE rules (and subject to other requirements under the 1940 Act),

•	our executive officers are not entitled to gross-up payments in respect of tax provisions under Section 280G of the Internal Revenue Code or otherwise,

•	we maintain stock ownership guidelines that require members of senior management to own at least two times his or her annual salary in our common stock, and

•	our compensation committee routinely engages an independent compensation consultant in connection with its review of incentive compensation.

We believe that the compensation package paid to each NEO with respect to our 2014 performance appropriately rewarded and retained the services of each NEO for his or her contribution to such performance.

Establishing Compensation Levels

Our compensation committee provides primary oversight of our compensation programs, including the design and administration of executive compensation plans, assessment and setting of corporate performance, as well as individual performance, metrics, and the approval of executive compensation. In addition, our compensation committee retains an independent compensation consultant, and where appropriate, discusses compensation–related matters with our CEO, as it relates to the other NEOs. Our compensation committee developed our 2014 compensation program, and the compensation paid to our NEOS during and in respect of 2014 was approved by our compensation committee, as well as all of our independent directors.

Role of Compensation Committee

Our compensation committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Exchange Act, independent directors as defined by the NYSE rules, and are not “interested persons” of Hercules, as defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended, referred to as the 1940 Act. Ms. Lyons and Messrs. Badavas, Fallon and Woodward are the members of the compensation committee, and Mr. Woodward chairs the committee.

Our compensation committee operates pursuant to a charter that sets forth the mission of the committee and its specific goals and responsibilities. A key component of our compensation committee’s goals and responsibilities is to evaluate and make recommendations to our board regarding the compensation of our NEOs, and to review their performance relative to their compensation to assure that they are compensated in a manner consistent with the compensation philosophy discussed above. In addition, our compensation committee evaluates and makes recommendations to our board regarding the compensation of the directors for their services. Annually, our compensation committee:

•	evaluates our CEO’s performance,

•	reviews our CEO’s evaluation of the other NEOs’ performance,

•	determines and approves the compensation paid to our CEO, and

•	with input from our CEO, reviews and approves the compensation of the other NEOs.

Our compensation committee periodically reviews our compensation programs and equity incentive plans to ensure that such programs and plans are consistent with our corporate objectives and appropriately align our NEOs’ interests with those of our stockholders. Our compensation committee also administers our stock incentive arrangements with our NEOs and other employees. Our compensation committee may not delegate its responsibilities discussed above.

Role of Compensation Consultant

Our compensation committee has engaged Frederic W. Cook & Co., Inc., referred to as F.W. Cook, as an independent outside compensation consultant to assist the compensation committee and provide advice on a variety of compensation matters relating to CEO compensation, compensation paid to our other NEOs, peer group selection, compensation program design, market and industry compensation trends, director compensation levels and regulatory developments. F.W. Cook was hired by and reports directly to the compensation committee. While F.W. Cook may work directly with our CEO or other members of management on behalf of the compensation committee, any such work is under the control and supervision of the compensation committee. Our compensation consultant does not provide any other services to Hercules. The compensation committee has assessed the independence of F.W. Cook pursuant to the NYSE rules, and Hercules has concluded that the consultant’s work for the compensation committee did not raise any conflicts of interest.

Role of Chief Executive Officer

From time to time and at our compensation committee’s request, our CEO will attend limited and selected portions of the committee’s meetings to discuss our performance and compensation-related matters. Our CEO does not attend executive sessions of the committee, unless invited by our compensation committee. While he does not participate in any deliberations relating to his own compensation, our CEO reviews on at least an annual basis the performance of each of the other NEOs and other executive officers. Based on these performance reviews and our overall performance, our CEO makes recommendations to our compensation committee on any changes to base salaries, annual bonuses and equity awards. Our compensation committee considers the recommendations submitted by our CEO, as well as data and analysis provided by management and F.W. Cook, but retains full discretion to approve or recommend for board approval all executive and director compensation.

Assessment of Market Data; Peer Group

To determine the competitiveness of executive compensation levels, our compensation committee analyzes market data of certain companies, including internally and externally managed BDCs, private equity firms and other asset management and financial services companies.

During 2015, our compensation committee, based on the advice of F.W. Cook, reviewed the peer group used in connection with prior compensation decisions. Based on this review, and the advice of F.W. Cook, our compensation committee updated our peer group to better align our peer group to our business. This peer group, referred to as our Peer Group, was used as a factor in determining the annual cash bonus awards made with respect to 2014 (which were paid in 2015), along with the various performance metrics outlined above under “—2014 Performance Highlights,” as well as the further considerations further described below under “—Annual Cash Bonus Awards”.

Our Peer Group consists of the following 20 internally managed and externally managed BDCs:

Internally Managed	Externally Managed
American Capital	Apollo Investment
KCAP Financial	Ares Capital
Main Street Capital	BlackRock Kelso Capital
MCG Capital	Fifth Street Finance
Medallion Financial	FS Investments
Triangle Capital	Golub Capital BDC
Medley Capital
New Mountain Finance
PennantPark Investment
Prospect Capital
Solar Capital
TCP Capital
TICC Capital
TPG Specialty

The following table provides further financial information with respect to our Peer Group as of December 31, 2014.

	Financial Information as of 12/31/14 ($M)
Company	Assets	Revenues	Market Cap	Employees	Mgmt Type(2)
Ares Capital	$9,498	$989	$4,902	737	E
American Capital	$7,640	$471	$3,940	256	I
Prospect Capital	$6,716	$773	$2,912	92	E
FS Investment	$4,355	$465	$2,385	40	E
Apollo Investment	$3,701	$428	$1,757	24	E
Fifth Street Finance	$2,950	$299	$1,228	40	E
Solar Capital	$1,686	$122	$765	n/d	E
Main Street Capital	$1,694	$141	$1,314	37	I
Golub Capital BDC	$1,461	$111	$845	70	E
PennantPark Investment	$1,421	$153	$716	n/d	E
New Mountain Finance	$1,515	$136	$865	100	E
Medley Capital	$1,298	$148	$543	44	E
TPG Specialty	$1,304	$163	$905	n/d	E
BlackRock Kelso Capital	$1,302	$134	$611	21	E
TCP Capital	$1,206	$107	$817	70	E
TICC Capital	$1,043	$117	$454	15	E
Triangle Capital	$984	$105	$668	25	I
Medallion Financial	$632	$42	$252	145	I
KCAP Financial(1)	$463	$53	$251	30	I
MCG Capital	$184	$27	$176	17	I
75th Percentile	$3,137	$331	$1,425	92
Median	$1,441	$138	$831	40
25th Percentile	$1,165	$110	$594	25
Hercules Tech Growth Capital	$1,299	$144	$955	62	I
Percentile Rank	33%	55%	64%	61%

(1)	Represents assets, revenues, and book value as of 9/30/14 because 10-K filing has been delayed.
(2)	“E” signifies that the BDC is externally managed, and “I” signifies that the BDC is internally managed.

The items taken into account by our compensation committee include, but are not limited to, base compensation, bonus compensation, restricted stock awards, carried interest and other compensation paid by other internally managed and externally managed BDCs, including the 2% base management fee and 20% incentive fee generally charged by externally managed BDCs. In addition to actual levels of compensation, our compensation committee also analyzed the approach other BDCs were taking with regard to their compensation practices. However, our compensation committee does not specifically benchmark the compensation of our NEOs against that paid by other companies with publicly traded securities because, in addition to our Peer Group, our competitors for executive talent also include private equity firms, venture capital firms, mezzanine lenders, hedge funds and other specialty finance companies that do not publicly disclose compensation paid to individual executive officers.

Assessment of Hercules Performance

In determining annual compensation for our NEOs, our compensation committee analyzes and evaluates the individual achievements and performance of our NEOs as well as the overall operating performance and achievements of Hercules. We believe that the alignment of (i) our business plan, (ii) stockholder expectations and (iii) our employee compensation is essential to long-term business success in the interest of our stockholders and employees and to our ability to attract and retain executive talent, especially in an environment of competition for top-quality executive talent in the venture debt industry. Our business plan involves taking on investment risk over an extended period of time, and a premium is placed on our ability to maintain stability and growth of net asset values as well as continuity of earnings growth to pass through to stockholders in the form of recurring dividends over the long term. Our strategy is to generate income and capital gains from our investments in the debt with warrant securities, and to a lesser extent direct equity, of our portfolio companies. This income supports the anticipated payment of dividends to our stockholders. Therefore, a key element of our return to stockholders is current income through the payment of dividends. This recurring payout requires a methodical asset acquisition analyses as well as highly active monitoring and management of our investment portfolio over time. To accomplish these functions, our business requires implementation and oversight by management and key employees with highly specialized skills and experience in the venture debt industry. A substantial part of our employee base is dedicated to the generation of new investment opportunities to allow us to sustain and grow dividends and to the maintenance of asset values in our portfolio.

In reviewing and approving compensation, the most significant company-specific performance factors considered by our compensation committee include the following:

•	total shareholder return,

•	return on shareholder’s equity, based on net investment income,

•	return on average assets, based on net investment income.

•	liquidity levels,

•	performance against annual gross commitment origination goals,

•	performance against annual gross funding goals,

•	gross new commitment yields,

•	our efficiency ratio, which measures the ratio of our compensation and administrative expenses versus our revenues,

•	total and net investment income,

•	realized and unrealized gains and losses, and

•	overall credit performance.

Elements of Executive Compensation and 2014 Compensation Determinations

Base Salary

We believe that base salaries are a fundamental element of our compensation program. Our compensation committee establishes base salaries for each NEO to reflect (i) the scope of the NEO’s industry experience, knowledge and qualifications, (ii) the NEO’s position and responsibilities and contributions to our business growth and (iii) salary levels and pay practices of those companies with whom we compete for executive talent.

Our compensation committee considers base salary levels at least annually as part of its review of the performance of NEOs and from time to time upon a promotion or other change in job responsibilities. During its review of base salaries for our executives, the compensation committee primarily considers: individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of business results for our company; market data provided by our compensation consultant; our NEOs total compensation, both individually and relative to our other NEOs; and for NEOs other than the CEO, the base salary recommendations of our CEO.

At its meeting on May 21, 2014, recognizing the continuing compensation objectives of retaining its senior management team, our compensation committee approved salary increases for the NEOs listed below. Mr. Bluestein’s salary increase also reflects the expansion of his responsibilities upon his promotion to Chief Investment Officer. No former NEO received a salary increase during 2014. The following table sets forth the 2013 and 2014 base salaries for Mr. Henriquez, Ms. Baron and Mr. Bluestein.

NEO	2013 Base Salary	2014 Base Salary	Percentage Increase
Manuel Henriquez	$757,050	$779,762	3.0%
Jessica Baron	$285,000	$293,550	3.0%
Scott Bluestein	$300,000	$420,000	40.0%

Annual Cash Bonus Awards

Our compensation committee, together with input from our CEO, developed a specific bonus pool for the 2014 operating year to be available for our annual cash bonus program. The amount determined to be available for our annual cash program was dependent upon many factors, including those outlined previously under “—2014 Performance Highlights” and “—Assessment of Hercules Performance”.

Our compensation committee designs our annual cash bonuses to motivate our NEOs to achieve financial and non-financial objectives consistent with our operating plan. As a general guideline, our compensation committee generally targets cash bonuses to amounts equal to 50% to 100% of an NEO’s base salary; however, such bonus amounts may exceed these targets in the event of exceptional company and individual performance.

Our compensation committee retains discretion in the sizing and awarding of cash bonuses for each NEO to ensure that individual bonus determinations appropriately balance the interests of our stockholders, while rewarding an NEO’s contributions to our performance. Accordingly, should actual company and NEO performance exceed expected performance during the year our compensation committee may adjust individual cash bonuses to take such superior performance into account. Conversely, if company and NEO performance is below expectations, our compensation committee will determine the NEO’s annual cash bonus in light of such performance.

We typically determine and award cash bonuses for our NEOs during the first quarter of the following year. In evaluating the performance of our NEOs to arrive at their 2014 cash bonus awards, our compensation committee considered the performance factor achievements discussed above under “—Assessment of Hercules Performance,” and the committee compared our performance and the returns of our stockholders against the performance and shareholder returns of other BDCs. Our compensation committee also considered the following aspects of our 2014 operating performance in the sizing of the bonus pool with respect to 2014 and in the determination of specific NEO cash bonus awards:

•	Superior relative performance – We outperformed the majority of our Peer Group by generating an average total shareholder return of 93.6% over three years, compared to the median of 34.6% for our Peer Group.

•	Total Investment Assets – Our total investment assets at fair value increased by 12.1% year-over-year to $1.02 billion as of December 31, 2014.

•	Record Total New Commitments – Our 2014 total new debt and equity commitments reached the record level of $904.8 billion, a 28.3% increase from the prior year.

•	Record Total New Fundings – During 2014, we had record total new fundings of $621.3 billion, up 25.5% from the prior year.

•	Strong liquidity position – We ended 2014 with $377.1 million in available liquidity, including $227.1 million in cash and $150.0 million in available credit facilities.

Our compensation committee further reviewed each NEO’s specific performance achievements and contributions to our 2014 financial performance.

When sizing our cash bonus pool and allocating bonus awards, our compensation committee also evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other BDCs. With respect to 2014, the committee considered company-wide compensation expense as a percentage of average assets among the peers in the Peer Group. For the fiscal year ended December 31, 2014, our compensation expense fell below the 25th percentile of our Peer Group.

Based on the foregoing considerations and analysis, and after due deliberation, our compensation committee awarded our current NEOs the following annual cash bonuses with respect to 2014.

NEO	2014 Cash Bonus Award	As Percentage of 2014 Base Salary
Manuel Henriquez	$692,500	89%
Jessica Baron	$123,750	42%
Scott Bluestein	$233,750	56%

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and our strategic goals and performance, as well as to align the interests of our NEOs, and other executives and key employees, with those of our stockholders by awarding long-term equity incentives in the form of stock options and restricted stock. These awards are made pursuant to our Equity Plan, as amended, referred to as the Equity Plan.

Initial Option Grants

Historically, we have issued option awards under our Equity Plan upon initial employment. These options generally vest, subject to continued employment, over a period of three years. Options are granted as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to the extent permitted, with the remainder granted as nonqualified stock options. The exercise price for option grants under our Equity Plan is equal to the closing price of our common stock on the NYSE on the date that such grant is approved by our board. On October 7, 2014, we issued option awards for the purchase of 85,000 shares of common stock under our Equity Plan to Mr. Butler upon the commencement of his employment.

Restricted Stock Awards

In May 2007, we received SEC exemptive relief, and our stockholders approved amendments to the Equity Plan, permitting us to grant restricted stock awards. We believe that annual restricted stock awards to our NEOs are a critical part of our compensation program as they allow us to:

•	align our business plan, stockholder interests and employee concerns,

•	manage dilution associated with equity-based compensation,

•	match the return expectations of the business more closely with our equity-based compensation plan, and

•	retain key management talent.

In our view, restricted stock motivates performance that is more consistent with the type of return expectations that we have established for our stockholders. Accordingly, our compensation committee awards annual restricted stock award grants to our NEOs. These awards typically vest over three years.

2014 Restricted Stock Awards

For 2014, when determining the size of restricted stock grants for our NEOs, our compensation committee assessed each NEO’s individual performance, our overall company performance, as well as the levels of equity compensation paid by other companies with whom we compete for executive talent.

The equity awards granted in April 2014 were, in large part, made with respect to individual and company performance and achievements during the prior fiscal year, which included the following:

•	Total Shareholder Return—The total realized shareholder return on our common stock during fiscal 2013 was approximately 59%, which ranked first against the relevant peer group (the 100th percentile).

•	Originations—We had record origination levels during 2013 of approximately $705.0 million in debt and equity commitments to new and existing portfolio companies.

•	Net Investment Income—During 2013, we increased our net investment income, or NII, by 52.0% to approximately $73.1 million, as compared to $48.1 million for fiscal 2012. NII per share increased by approximately 27.1% to $1.22 on 58.8 million basic weighted average shares outstanding, as compared to $0.96 per share on 49.1 million basic weighted average shares outstanding for fiscal 2012.

Based on this assessment, and after due consideration, our compensation committee awarded our NEOs the restricted stock awards on April 10, 2014 in the amounts and on the dates set forth in the table below. Following the April 10, 2014 restricted stock grants, our compensation committee awarded our NEOs further restricted stock grants in order to retain key executive talent in light of increased competition for the services of high-caliber executive officers and key employees. Subsequently, to ensure the retentive value of the restricted stock awards in light of competition for executive talent, in May 2014, our board approved amendments to accelerate the vesting schedules applicable to the awards made to Mr. Henriquez, Ms. Baron, Mr. Shah and Mr. Bluestein.

NEO	Grant Date	Restricted Stock Awards(1)	Fair Value of Restricted Stock Awards(2)
Manuel Henriquez	4/10/2014 4/15/2014	275,000 160,000	$ $	3,792,250 2,200,000
Jessica Baron	4/10/2014 4/14/2014	20,000 17,500	$ $	275,800 242,025
Scott Bluestein	4/10/2014 4/14/2014	25,000 45,000	$ $	344,750 622,350
Parag Shah	4/10/2014 4/14/2014	60,000 75,000	$ $	827,400 1,037,250
Todd Jaquez-Fissori	4/10/2014 4/14/2014	20,000 30,000	$ $	275,800 414,900

(1)	Pursuant to award amendments adopted by our board in May 2014, the restricted stock awards for our current NEOs and Mr. Shah vest as to one-half on the one year anniversary of the date of grant and quarterly over the succeeding 12 months. Mr. Fissori resigned from the Company on April 25, 2014, and he forfeited his 2014 restricted stock awards at such time. Mr. Butler was not an employee during April 2014, and he did not receive a restricted stock award.

(2)	Based on the closing prices per share of our common stock of $13.79, $13.83 and $13.75 on April 10, 2014, April 14, 2014 and April 15, 2014, respectively.

2015 Restricted Stock Awards

In March 2015, our compensation committee further assessed each current NEO’s individual performance, our overall company performance (including the performance factors detailed above under “—2014 Performance Highlights” and “—Annual Cash Bonus Awards”) and the levels of equity compensation paid by other companies with whom we compete for executive talent. Based on this assessment, and after due consideration, our compensation committee awarded the following restricted stock awards to our current NEOs, in the amounts and on the dates set forth in the tables below. The restricted stock awards listed below vest as to one-third of the shares underlying the awards on the first anniversary, and they vest as to the remaining shares in equal quarterly installments over the next two years.

NEO	Grant Date	Restricted Stock Awards	Fair Value of Restricted Stock Awards(1)
Manuel Henriquez	3/10/2015	318,983	$4,472,141
Jessica Baron	3/10/2015	19,104	$267,838
Scott Bluestein	3/10/2015	47,804	$670,212

(1)	Based on the closing price per share of our common stock of $14.02 on March 10, 2015.

We have not granted short-term equity awards during 2015.

Other Elements of Compensation; Benefits and Perquisites; Change of Control Payments

Severance

No NEO or employee of the Company has a written severance agreement or any other arrangement providing for payments or benefits upon a termination of employment.

Benefits and Perquisites

Our NEOs receive the same benefits and perquisites as other full-time employees. Our benefits program is designed to provide competitive benefits and is not based on performance. Other than the benefits described below, our NEOs do not receive any other benefits, including retirement benefits, or perquisites from Hercules. Our NEOs and other full-time employees receive general health and welfare benefits, which consist of life, long-term and short-term disability, health, dental, vision insurance benefits and the opportunity to participate in our defined contribution 401(k) plan. During 2014, our 401(k) plan provided for a match of contributions by the company for up to $17,000 per full-time employee.

Potential Payments Upon Termination or Change of Control

No NEO or employee of Hercules has a written employment agreement, or other agreement, providing for payments or other benefits in connection with a change of control of Hercules. Further, no NEO or any other employee is entitled to gross-up payments in respect of tax provisions under Section 280G of the Internal Revenue Code or otherwise.

Upon specified covered transactions (as defined in the Equity Plan), in which there is an acquiring or surviving entity, our board may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution, by the acquirer or survivor or an affiliate of the acquirer or survivor, in each case on such terms and subject to such conditions as our board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the award, each award will become fully exercisable prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity, as determined by our board, to participate as a stockholder in the covered transaction following exercise, and the award will terminate upon consummation of the covered transaction. A covered transaction includes the following: (i) a merger or other transaction in which the company is not the surviving corporation or which results in the acquisition of all or substantially all of our then outstanding common stock by a single person or entity or by a group of persons and/or entities; (ii) a sale of substantially all of our assets; (iii) a dissolution or liquidation of Hercules; or (iv) a change in a majority of our board’s composition unless approved by a majority of the directors continuing in office.

While permitted transferees may exercise the vested portion of an outstanding option following the death of an employee, the vesting applicable to stock option awards and restricted stock awards do not accelerate upon an employee’s death or disability.

Internal Pay Equity Analysis

Our compensation program is designed with the goal of providing compensation to our NEOs that is fair, reasonable, and competitive. To achieve this goal, we believe it is important to compare compensation paid to each NEO not only with compensation in our comparative group companies, as discussed above, but also with compensation paid to each of our other NEOs. Such an internal comparison is important to ensure that compensation is equitable among our NEOs.

As part of our compensation committee’s review, we made a comparison of our CEO’s total compensation paid for the year ending December 31, 2014 against that paid to our other NEOs during the same year. Upon review, our compensation committee determined that our CEO’s compensation relative to that of our other NEOs was justified because of his level and scope of responsibilities, expertise and performance history, and other factors deemed relevant by our compensation committee, as compared to the other NEOs. Our compensation committee also reviewed the mix of the individual elements of compensation paid to our NEOs for this period, the individual performance of each NEO and any changes in responsibilities of the NEO. Based on its review, our compensation committee determined that our CEO’s total compensation comprising base salary, annual cash bonus and long-term equity incentive awards was properly aligned in comparison to total compensation paid to the other NEOs.

Stock Ownership Guidelines

We maintain stock ownership guidelines, which are outlined in our corporate governance guidelines, because we believe that material stock ownership by our executives plays a role in effectively aligning the interests of these employees with those of our stockholders and strongly motivates our executives to build long-term shareholder value. Pursuant to our stock ownership guidelines, each member of senior management is required to beneficially own at least two times the individual’s annual salary in Hercules common stock, based on market value, within three years of joining Hercules. Our Board may make exceptions to this requirement based on particular circumstances; however, no exceptions have been made for our current NEOs. Each of our current NEOs has exceeded his respective guideline as of April 15, 2015.

Tax and Accounting Matters

Stock-Based Compensation. We account for stock-based compensation, including options and shares of restricted stock granted pursuant to our Equity Plan and 2006 Non-Employee Director Plan in accordance with the requirements of FASB ASC Topic 718. Under the FASB ASC Topic 718, we estimate the fair value of our option awards at the date of grant using the Black-Scholes-Merton option-pricing model, which requires the use of certain subjective assumptions. The most significant of these assumptions are our estimates on the expected term, volatility and forfeiture rates of the awards. Forfeitures are not estimated due to our limited history but are reversed in the period in which forfeiture occurs. As required under the accounting rules, we review our valuation assumptions at each grant date and, as a result, are likely to change our valuation assumptions used to value stock-based awards granted in future periods. We estimate the fair value of our restricted stock awards based on the grant date market closing price.

Deductibility of Executive Compensation. When analyzing both total compensation and individual elements of compensation paid to our NEOs, our compensation committee considers the income tax consequences to Hercules of its compensation policies and procedures. In particular, our compensation committee considers Section 162(m) of the Internal Revenue Code, which limits the deductibility of non-performance-based compensation paid to certain of the NEOs to $1,000,000 per affected NEO. Our compensation committee intends to balance its objective of providing compensation to our NEOs that is fair, reasonable, and competitive with the company’s capability to take an immediate compensation expense deduction. Our board believes that the best interests of Hercules and our stockholders are served by executive compensation programs that encourage and promote our principal compensation philosophy, enhancement of shareholder value, and permit our compensation committee to exercise discretion in the design and implementation of compensation packages. Accordingly, we may from time to time pay compensation to our NEOs that may not be fully tax deductible, including certain bonuses and restricted stock. Stock options granted under our stock plan are intended to qualify as performance-based compensation under Section 162(m) and are generally fully deductible. We will continue to review our executive compensation plans periodically to determine what changes, if any, should be made as a result of the limitation on deductibility.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommend to the board that the Compensation Discussion and Analysis be included in this proxy statement for the 2015 annual meeting of Hercules Technology Growth Capital, Inc.

Respectfully Submitted,

The Compensation Committee

Allyn C. Woodward, Jr., Chairman
Robert P. Badavas
Thomas J. Fallon
Susanne D. Lyons

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Risk Assessment of the Compensation Programs

Our board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Hercules. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for our executive officers. We use common variable compensation designs, with a significant focus on individual contributions to our performance, along with achievement of certain corporate objectives, as generally described in the foregoing Compensation Discussion and Analysis.

In view of the current economic and financial environment, our compensation committee and our board reviewed our compensation programs to assess whether any aspect of the programs would encourage any of our employees to take any unnecessary or inappropriate risks that could threaten the value of Hercules. Our compensation committee has designed our compensation programs to reward our employees for achieving annual profitability and long-term increase in shareholder value.

Our board recognizes that the pursuit of corporate objectives possibly leads to behaviors that could weaken the link between pay and performance, and, therefore, the correlation between the compensation delivered to employees and the return realized by stockholders. Accordingly, our compensation committee has designed our executive compensation program to mitigate these possibilities and to ensure that our compensation practices and decisions are consistent with our risk profile. These features include the following:

•	bonus payouts and equity incentive awards that are not based solely on corporate performance objectives, but are also based on individual performance levels,

•	the financial opportunity in our long-term equity incentive program that is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking,

•	annual cash bonuses that are paid after the end of the fiscal year to which the bonus payout relates,

•	the engagement and use of a compensation consultant,

•	the institution of stock ownership guidelines applicable to our executive officers, and

•	final decision making by our compensation committee and our board on all awards.

Additionally, our compensation committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment, the committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Hercules. In making this evaluation, our compensation committee reviewed the key design elements of our compensation programs in relation to industry “best practices,” as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and our board. In addition, management completed an inventory of incentive programs below the executive level and reviewed the design of these incentives and concluded that such incentive programs do not encourage excessive risk-taking.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(3)	All Other Compensation($)(4)	Total($)
Manuel Henriquez	2014	$779,762	$692,500	$5,992,250	—	$804,675	$8,269,187
Chairman & Chief Executive Officer	2013	$757,050	$1,136,000	$3,819,994	—	$639,950	$6,352,994
	2012	$735,000	$880,000	$2,648,450	—	$439,683	$4,703,133

Jessica Baron	2014	$293,550	$123,750	$517,825	—	$109,841	$1,044,966
Chief Financial Officer	2013	$285,000	$287,442	$410,004	—	$106,821	$1,089,267
	2012	$235,000	$180,000	$653,600	—	$69,720	$1,138,320

Scott Bluestein	2014	$420,000	$233,750	$967,100	—	$144,396	$1,765,146
Chief Investment Officer	2013	$300,000	$360,000	$699,994	—	$107,645	$1,467,640
	2012	$270,000	$185,000	$378,350	—	$45,075	$878,425

Parag Shah	2014	$245,906	$68,750	$1,864,650	—	$265,792	$2,445,098
Former Sr. Managing Director, Life Science Group Head	2013	$347,162	$350,000	$845,003	—	$225,899	$1,768,064
	2012	$337,050	$195,000	$1,140,455	—	$212,965	$1,885,470

Todd Jaquez-Fissori	2014	$82,416	$—	$690,700	—	$18,632	$791,748
Former Sr. Managing Director, Energy Technology Group Head	2013	$260,000	$312,000	$293,755	—	$80,056	$945,811
	2012	$225,000	$225,000	$439,450	—	$44,550	$934,000

Michael Butler	2014	$68,750	$—	—	$38,982	$22,558	$130,290
Former General Counsel and Chief Compliance Officer

(1)	Salary column amounts represent base salary compensation received by each NEO for the listed fiscal year. The amount presented for Mr. Fissori is the pro rata portion of his annual base salary paid through the date of his resignation from Hercules. Mr. Butler’s employment commenced during October 2014.
(2)	Bonus column amounts represent the annual cash bonus earned during the fiscal year and awarded and paid out during the first quarter of the following fiscal year. The bonus amount for Ms. Baron for 2013 also includes a one-time bonus payment of $16,442, which was awarded to her on September 12, 2013 in light of her strong continued performance during 2013.
(3)	The amounts reflect the aggregate grant date fair value of restricted stock and stock option awards made to our NEOs during the applicable year computed in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award is measured based on the closing price of our common stock on the date of grant.
(4)	All Other Compensation column includes the following:
•	We made matching contributions under our 401(k) plan of (a) $17,000 in 2014 to Messrs. Henriquez, Shah and Bluestein and Ms. Baron, and $6,766 in 2014 to Mr. Jacquez-Fissori; (b) $17,000 in 2013 to Messrs. Henriquez, Shah, Bluestein and Jacquez-Fissori and Ms. Baron; and (c) $6,500 in 2012 to Messrs. Henriquez, Shah, Bluestein and Jacquez-Fissori and Ms. Baron.
•	Dividends to Messrs. Henriquez, Shah, Bluestein, Jacquez-Fissori, and Ms. Baron in the amount of $787,675, $248,792, $127,396, $11,866 and $92,841, respectively, were paid on unvested restricted stock awards during 2014.
•	Dividends to Messrs. Henriquez, Shah, Bluestein, Jacquez-Fissori, and Ms. Baron in the amount of $622,950, $208,899, $90,645, $63,056 and $89,821, respectively, were paid on unvested restricted stock awards during 2013.
•	Dividends to Messrs. Henriquez, Shah, Bluestein, Jacquez-Fissori, and Ms. Baron in the amount of $433,183, $206,465, $38,575, $38,050 and $63,220, respectively, were paid on unvested restricted stock awards during 2012.
•	Mr. Butler received $22,558 in relocation expense reimbursement in connection with his commencement of employment. Our NEOs did not receive any other perquisites or personal benefits from Hercules.

Grants of Plan Based Awards in 2014

NEO	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(1)	Grant Date Fair Value of Stock and Option Awards(2)
Manuel Henriquez	4/10/2014 4/15/2014	275,000 160,000	— —	$ $	3,792,250 2,200,000
Jessica Baron	4/10/2014 4/14/2014	20,000 17,500	— —	$ $	275,800 242,025
Scott Bluestein	4/10/2014 4/14/2014	25,000 45,000	— —	$ $	344,750 622,350
Parag Shah	4/10/2014 4/14/2014	60,000 75,000	— —	$ $	827,400 1,037,250
Todd Jaquez-Fissori	4/10/2014 4/14/2014	20,000 30,000	— —	$ $	275,800 414,900
Michael Butler	10/7/2014	—	85,000		$38,982

(1)	Restricted stock awards vest as to one-half of the award on the one year anniversary of the date of the grant and quarterly over the succeeding 12 months. When payable, dividends are paid on a current basis on the unvested shares. Mr. Fissori resigned as of April 25, 2014. Upon his resignation, Mr. Fissori forfeited all of his unvested restricted stock Mr. Butler resigned as of March 6, 2015. Upon his resignation, Mr. Butler forfeited his entire option award, none of which was vested and exercisable at the time of his resignation.
(2)	The amounts reflect the aggregate grant date fair value of computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End, December 31, 2014

Name and Principal Position	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Manuel Henriquez	—	—	—	—		7,813	$116,257
	—	—	—	—		76,563	$1,139,257
	—	—	—	—		12,972	$193,023
	—	—	—	—		110,554	$1,645,043
	—	—	—	—		275,000	$4,092,000
	—	—	—	—		160,000	$2,380,800
Jessica Baron	—	—	—	—		10,172	$151,359
	—	—	—	—		782	$11,636
	—	—	—	—		10,938	$162,757
	—	—	—	—		7,813	$116,257
	—	—	—	—		1,769	$26,322
	—	—	—	—		20,000	$297,600
	—	—	—	—		17,500	$260,400
Scott Bluestein	—	—	—	—		469	$6,978
	—	—	—	—		10,938	$162,757
	—	—	—	—		1,966	$29,254
	—	—	—	—		25,000	$372,000
	—	—	—	—		22,111	$329,011
	—	—	—	—		45,000	$669,600
Parag Shah	—	—	—	—		3,907	$58,136
	—	—	—	—		32,969	$490,578
	—	—	—	—		1,917	$28,524
	—	—	—	—		28,745	$427,725
	—	—	—	—		60,000	$892,800
	—	—	—	—		75,000	$1,116,000
Todd Jaquez-Fissori(2)	—	—	—	—		—	—
Michael Butler(3)	—	85,000	$14.49		(3)

(1)	Market value is computed by multiplying the closing market price of the Company’s stock at December 31, 2014 by the number of shares.

(2)	Mr. Fissori resigned as of April 25, 2014. Upon his resignation, he forfeited all of his unvested restricted stock.
(3)	Mr. Butler resigned as of March 6, 2015. Upon his resignation, he forfeited his entire option award, none of which was vested and exercisable at the time of his resignation.

Options Exercised and Stock Vested in 2014

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Manuel Henriquez	—	—	283,351	$4,379,489
Jessica Baron	—	—	38,886	$599,951
Scott Bluestein	95,539	$447,122	41,579	$642,497
Parag Shah	—	—	85,895	$1,327,094
Todd Jaquez-Fissori	—	—	13,047	$201,875
Michael Butler	—	—	—	—

COMPENSATION OF DIRECTORS

Our compensation committee has the authority from our board for the appointment, compensation and oversight of our outside compensation consultant. Our compensation committee generally engages a compensation consultant every other year to assist it with its responsibilities related to our director compensation program.

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our current directors during the fiscal year ended December 31, 2014. Ms. Lyons joined our board on March 7, 2015, and she did not receive any director compensation during 2014. Mr. Hoffman joined our board on April 3, 2015, and he did not receive any director compensation during 2014. We provide further information relating to equity awards made to our non-employee directors below under “—2006 Non-Employee Director Plan.”

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Option Awards($)(2)	All Other Compensation($)(3)	Total ($)
Robert P. Badavas	$133,500	$81,700	$7,825	$4,133	$227,158
Thomas J. Fallon	$18,500	$54,461	$5,217	$2,066	$80,244
Allyn C. Woodward, Jr.	$146,000	—	—	$3,099	$149,099
Manuel A. Henriquez(4)	—	—	—	—	—

(1)	During 2014, in connection with his re-election to our board, we granted Mr. Badavas a restricted stock award for 5,000 shares of common stock, and we granted Mr. Fallon a restricted stock award for 3,333 shares of common stock upon his appointment to our board. The amounts presented reflect the aggregate grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of each restricted stock award is measured based on the closing price of our common stock on the date of grant.
(2)	During 2014, in connection with his re-election to our board, we granted Mr. Badavas a stock option award with respect to 15,000 shares of our common stock, and, in connection with his appointment to our board, we granted Mr. Fallon a stock option award with respect to 10,000 shares of our common stock. The amounts presented reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each stock option grant is estimated based on the fair market value of the option on the date of grant using the Black-Scholes-Merton option pricing model. For a further discussion on the valuation model and the assumptions used to calculate the fair value of our stock options, please see Note 7 to the consolidated financial statements included in our annual report on Form 10-K for the 2014 fiscal year.
(3)	Represents dividends paid during 2014 on unvested common stock under restricted stock awards.
(4)	As an employee director, Mr. Henriquez does not receive any compensation for his service as a director. The compensation Mr. Henriquez receives as our chief executive officer is disclosed in the Summary Compensation Table and elsewhere under “EXECUTIVE COMPENSATION.”

As of December 31, 2014, Messrs. Badavas, Fallon and Woodward had outstanding options in the amount of 20,000, 10,000 and 10,000, respectively. As of December 31, 2014, Messrs. Badavas, Fallon and Woodward held unvested shares of restricted stock in the amount of 5,000, 3,333 and 1,666, respectively.

Upon her appointment to our board in March 2015, Ms. Lyons received a restricted stock award with respect to 3,333 shares of our common stock and a stock option to purchase 10,000 shares of our common stock. Upon his appointment to our board in April 2015, Mr. Hoffman received a restricted stock award with respect to 3,333 shares of our common stock and a stock option to purchase 10,000 shares of our common stock.

As compensation for serving on our board, each of our independent directors receives an annual fee of $50,000 and the chairperson of each committee receives an additional $15,000 annual fee. Each independent director also receives $2,000 for each board or committee meeting they attend, whether in person or telephonically. In 2014, we granted each independent director an additional retainer of $50,000, which was distributed as shares of common stock in lieu of cash. In addition, upon re-election to the board of directors, each independent director is granted an option to purchase 15,000 shares and an additional award of 5,000 shares of restricted stock. Employee directors and non-independent directors do not receive compensation for serving on our board. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board meetings.

Our board has implemented caps on the total annual compensation payable to our non-employee directors. Pursuant to the caps approved by our board, the total annual compensation payable to each director (other than the director serving as chair of our audit committee) will be limited to $175,000 per year. The total annual compensation payable to the director serving as chair of our audit committee will be limited to $200,000 per year.

Directors do not receive any perquisites or other personal benefits from us.

Under current SEC rules and regulations applicable to business development companies, referred to as a BDC, a BDC may not grant options or restricted stock to non-employee directors unless it receives exemptive relief from the SEC. We filed an exemptive relief request with the SEC to allow options and restricted stock to be issued to its non-employee directors, which was approved on October 10, 2007. On June 22, 2010, we received approval from the SEC regarding our exemptive relief request permitting its employees to exercise their stock options and restricted stock and pay any related income taxes using a cashless exercise program.

On June 21, 2007, our stockholders approved amendments to the Equity Plan and the 2006 Non-Employee Director Plan allowing for the grant of restricted stock. The Equity Plan and 2006 Non-Employee Director Plan limit the combined maximum amount of restricted stock that may be issued under both of the Equity Plan and 2006 Non-Employee Director Plan to 10% of the outstanding shares of our common stock on the effective date of the Equity Plan and 2006 Non-Employee Director Plan plus 10% of the number of shares of common stock issued or delivered by us during the terms of the Equity Plan and 2006 Non-Employee Director Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, restricted stock and warrants	(b) Weighted- average exercise price of outstanding options, restricted stock and warrants	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2004 Equity Incentive Plan	655,672	$14.60	593,779
2006 Non-Employee Director Plan	40,000	$14.19	819,999
Equity compensation plans not approved by stockholders			—
Total	695,672	$14.40	1,413,778

2004 Equity Incentive Plan

Further information relating to our Equity Plan is provided below under “Proposal 4: Approval of an Amendment to the 2004 Equity Incentive Plan to Increase the Number of Shares Authorized for Issuance.”

Our board and our stockholders have approved our Equity Plan to align our employees’ interest with the performance of our Company and to attract and retain the services of executive officers and other key employees. Under our Equity Plan our compensation committee may award incentive stock options, referred to as ISOs, within the meaning of Section 422 of the Internal Revenue Code, and non-qualified stock options to employees and employee directors. The following is a summary of the material features of our Equity Plan.

Under our Equity Plan, we had 103,996 shares of common stock available for issuance as of April 15, 2015. PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE provides further details regarding our Equity Plan. Participants in our Equity Plan may receive awards of options to purchase our common stock and/or restricted shares, as determined by our compensation committee. Options granted under our Equity Plan generally may be exercised for a period of no more than ten years from the date of grant unless the option agreement provides for an earlier expiration. Unless sooner terminated by our board, our Equity Plan will terminate on the tenth anniversary of the date it was last approved by our stockholders. Such approval was last given by our stockholders on June 1, 2011. Our Equity Plan provides that all awards granted under the plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act applicable to us.

Options granted under our Equity Plan will entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Internal Revenue Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of stock on the date of the grant. Nonstatutory stock options granted under our Equity Plan must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant. Options will not be transferable other than by laws of descent and distribution, or in the case of nonstatutory stock options, by gift, and will generally be exercisable during an optionee’s lifetime only by the optionee.

Under our Equity Plan, we are permitted to issue shares of restricted stock to all key employees of the Company and its affiliates consistent with such terms and conditions as the Board shall deem appropriate. Our board determines the time or times at which such shares of restricted stock will become exercisable and the terms on which such shares will remain exercisable. Any shares of restricted stock for which forfeiture restrictions have not vested at the point at which the participant terminates his employment will terminate immediately and such shares will be returned to Hercules and will be available for future awards under this plan.

Our board administers our Equity Plan and has the authority, subject to the provisions of the Equity Plan, to determine who will receive awards under the Equity Plan and the terms of such awards. Our board has the authority to adjust the number of shares available for awards, the number of shares subject to outstanding awards and the exercise price for awards following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. The exercise price of an option may be paid in the form of shares of stock that are already owned by such option holder.

Upon specified covered transactions (as defined in the Equity Plan), all outstanding awards under our Equity Plan may either be assumed or substituted for by the surviving entity. If the surviving entity does not assume or substitute similar awards, the awards held by the participants will be accelerated in full and then terminated to the extent not exercised prior to the covered transaction.

2006 Non-Employee Director Plan

Our board and our stockholders have approved our 2006 Non-Employee Director Plan. Under current SEC rules and regulations applicable to BDCs, absent exemptive relief, a BDC may not grant options or shares of restricted stock to non-employee directors. On February 15, 2007, we received exemptive relief from the SEC to permit us to grant options to non-employee directors as a portion of their compensation for service on our board. On May 23, 2007, we received exemptive relief from the SEC to permit us to grant shares of restricted stock to non-employee directors as a portion of their compensation for service on our board. The following is a summary of the material features of the 2006 Non-Employee Director Plan.

We instituted our 2006 Non-Employee Director Plan for the purpose of advancing our interests by providing for the grant of awards under our 2006 Non-Employee Director Plan to eligible non-employee directors. Under our 2006 Non-Employee Director Plan, we have authorized for issuance up to 1,000,000 shares of common stock of which 793,333 shares were available for issuance as of April 15, 2015.

Our 2006 Non-Employee Director Plan authorizes the issuance to non-employee directors of non-statutory stock options, referred to as NSOs, to purchase shares of our common stock at a specified exercise price per share and/or restricted stock. NSOs granted under our 2006 Non-Employee Director Plan will have a per share exercise price of no less than the current market value of a share of stock as determined in good faith by our board on the date of the grant. The amount of the options that may be granted are limited by the terms of our 2006 Non-Employee Director Plan, which prohibits any grant that would cause us to be in violation of Section 61(a)(3) of the 1940 Act.

Under our 2006 Non-Employee Director Plan, non-employee directors will each receive an initial grant of an option to purchase 10,000 shares of stock upon initial election to such position. The options granted will vest over two years, in equal installments on each of the first two anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. In addition, each non-employee director shall automatically be granted an option to purchase 15,000 shares of stock on the date of such non-employee director’s re-election to our board and such grant will vest over three years, in equal installments on each of the first three anniversaries of the date of grant, provided that the non-employee director remains in service on such dates. Our compensation committee has, subject to SEC approval, the authority to determine from time to time which of the persons eligible under our 2006 Non-Employee Director Plan shall be granted awards; when and how each award shall be granted, including the time or times when a person shall be permitted to exercise an award; and the number of shares of stock with respect to which an award shall be granted to such person. The exercise price of options granted under our 2006 Non-Employee Director Plan is set at the closing price of our common stock on the NYSE as of the date of grant and will not be adjusted unless we receive an exemptive order from the SEC or written confirmation from the staff of the SEC that we may do so (except for adjustments resulting from changes in our capital structure, such as stock dividends, stock splits and reverse stock splits).

Unless sooner terminated by our board, our 2006 Non-Employee Director Plan will terminate on June 21, 2017 and no additional awards may be made under our 2006 Non-Employee Director Plan after that date. Our 2006 Non-Employee Director Plan provides that all awards granted under our 2006 Non-Employee Director Plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act. Our compensation committee will determine the period during which any options granted under our 2006 Non-Employee Director Plan shall remain exercisable, provided that no option will be exercisable after the expiration of ten years from the date on which it was granted. Options granted under our 2006 Non-Employee Director Plan are not transferable other than by will or the laws of descent and distribution, or by gift, and will generally be exercisable during a non-employee director’s lifetime only by such non-employee director. In general, any portion of any options that are not then exercisable will terminate upon the termination of the non-employee director’s services to Hercules. Generally, any portion of any options that are exercisable at the time of the termination of the non-employee director’s services to Hercules will remain exercisable for the lesser of (i) a period of three months (or one year if the non-employee director’s services to Hercules terminated by reason of the non-employee director’s death) or (ii) the period ending on the latest date on which such options could have been exercised had the non-employee director’s services to Hercules not terminated. In addition, if our board determines that a non-employee director’s service to Hercules terminated for reasons that cast such discredit on the non-employee director as to justify immediate termination of the non-employee director’s options, then all options then held by the non-employee director will immediately terminate.

Under our 2006 Non-Employee Director Plan, we also are permitted to issue shares of restricted stock to our non-employee directors. Upon initial election to such position, non-employee directors will automatically be granted 3,333 shares of restricted stock. The forfeiture restrictions for such initial shares of restricted stock will vest as to one-half of such shares on the first anniversary of the date of grant and as to an additional one-half of the restricted stock on the second anniversary of the date of grant. In addition, each non-employee director shall automatically be granted 5,000 shares of restricted stock on the date of such non-employee director’s re-election to our board and the forfeiture restrictions on such shares will vest as to one-third of such shares on the anniversary of such grant over three years, provided that the non-employee director remains in service on such dates.

Our compensation committee administers our 2006 Non-Employee Director Plan. If there is a change in our capital structure by reason of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, our board will make appropriate adjustments to the number and class of shares of stock subject to our 2006 Non-Employee Director Plan and each option outstanding under it. In the event of a consolidation, merger, stock sale, a sale of all or substantially all of our assets, our dissolution or liquidation or other similar events, referred to as a Covered Transaction, our board may provide for the assumption of some or all outstanding options or for the grant of new substitute options by the acquirer or survivor. If no such assumption or substitution occurs, all outstanding options will become exercisable prior to the Covered Transaction and will terminate upon consummation of the Covered Transaction.

Our board may, subject to SEC prior approval, at any time or times amend our 2006 Non-Employee Director Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate our 2006 Non-Employee Director Plan as to any future grants of awards; provided, that except as otherwise expressly provided in our 2006 Non-Employee Director Plan our board may not, without the participant’s consent, alter the terms of an award so as to affect adversely the participant’s rights under the award, unless our board expressly reserved the right to do so at the time of the grant of the award.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER

COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

Introduction to Advisory Vote on Say-on-Pay; Frequency of Advisory Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 gives stockholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this proxy statement. Our board recommends that stockholders approve the advisory vote on executive compensation set for the below.

At our 2011 annual meeting of stockholders, we also asked our stockholders to indicate if we should hold an advisory vote on executive compensation every one, two or three years, with our board recommending an annual advisory vote. Because we view it as a good corporate governance practice, and because at our 2011 annual meeting of stockholders more than 87% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. It is our current intention that we will continue to include an advisory vote on executive compensation in the proxy statement for our 2016 annual meeting.

Prior Advisory Vote on Executive Compensation; Continuing Stockholder Engagement

At our 2014 annual meeting of stockholders, our advisory vote on say-on-pay received strong support from our stockholders (approximately 83% of votes cast).

Our compensation committee views as important the continuing dialogue with our stockholders on compensation and other governance matters. In advance of our 2014 annual meeting of stockholders, we engaged in direct dialogue with our largest institutional stockholders to gain broad-based insights on our executive compensation and corporate governance practices. In connection with our 2015 annual meeting, we again solicited opportunities for feedback from each of our institutional stockholders, and we completed meetings with a number of our institutional stockholders, including our largest institutional stockholder. Given the benefits of stockholder engagement, we anticipate continuing our stockholder engagement efforts following the 2015 annual meeting and in advance of our future annual meetings.

2014 NEO Compensation

Please read the “Executive Compensation—Compensation Discussion and Analysis” and “EXECUTIVE COMPENSATION TABLES” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our NEOs.

We believe, in light of the compensation paid by us to our NEOs in 2014 and our financial performance during the relevant periods, that our executive compensation programs are designed with the goal of providing compensation that is fair, reasonable and competitive, and our programs are intended to help us align the compensation paid to our NEOs with corporate and executive performance goals that have been established to achieve both our short-term and long-term objectives. Our compensation committee will continue to review the compensation programs for our NEOs to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

2015 Advisory Vote on Say-on-Pay

Our compensation committee believes that our executive compensation programs, executive officer pay levels and individual pay actions approved for our executive officers, including our NEOs, are directly aligned with our executive compensation philosophy, fully support our goals and provide an appropriate balance between risk and incentives. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2015 annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and narrative discussion contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our compensation committee or our board. Our board and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

The Board unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

Introduction

Summary of Proposal

We are asking our stockholders to approve an amendment to our 2004 Equity Incentive Plan, referred to as the Equity Plan, to increase the number of shares of common stock authorized for issuance under the Plan by 4,000,000 shares. Following this increase, a total of 4,103,996 shares will be available for future grants under the Equity Plan, representing approximately 5.64% of our shares outstanding as of April 15, 2015.

Our board believes that the approval of this amendment is essential to further our long-term stability and financial success by attracting, motivating, and retaining qualified employees through the use of stock-based incentives. With these additional shares, we will be able to provide long-term incentives to new and existing employees in order to meet our objectives as we continue to build our professional staff to support our future growth.

1940 Act Limitations on Equity Plan and Amendments to Equity Plan

Our Equity Plan is administered pursuant to specific exemptive orders granted by the SEC. We believe the current structure of our Equity Plan reflects the terms and plan provisions currently permitted for an internally-managed BDC.

No Cash Buyouts of Underwater Options; No Option Repricings

Since our inception, we have never engaged in cash buyouts of underwater stock options, and we have never repriced underwater stock options. Also, the majority of our equity awards have been made in the form of restricted stock awards, and we do not anticipate any future need to buyout or reprice underwater stock options. Further, the 1940 Act Requirements restrict our ability to buyout or reprice underwater stock options.

No Recycling of Shares Underlying Warrants

Since our inception, all warrants that we issued were fully exercised; and we have never recycled shares relating to issued warrants. We do not have any outstanding warrants.

Dilution Resulting from Plan Amendment Mitigated by Anticipated Future Issuances Under 2006 Non-Employee Director Plan

Under our 2006 Non-Employee Director Plan, we have authorized for issuance up to 1,000,000 shares of common stock, of which 793,333 shares were available for issuance as of April 15, 2015. Since the inception of our 2006 Non-Employee Director Plan, we have issued awards relating to 206,667 shares of common stock. Adjusting for the increase in the size of our board, we currently anticipate issuing awards (including the payment of director’s fees in shares of stock in lieu of cash) relating to 90,000 shares of common stock through the end of the term of the 2006 Non-Employee Director Plan. Accordingly, we believe 703,333 shares of common stock authorized for issuance under the 2006 Non-Employee Director Plan will remain unissued at the time the plan expires.

The Equity Plan

We established the Equity Plan, attached to this Proxy Statement as Exhibit 1, to align our employees’ interests with the performance of Hercules and to attract and retain the services of executive officers and other key employees.

Purpose of Requested Approval

We believe that restoring the number of shares of common stock available under the Equity Plan to 5.64% of our total shares outstanding, on a fully diluted basis as of April 15, 2015, is reasonable and appropriate, and we further believe this amendment achieves our competitive compensation objectives without compromising stockholder value through less favorable alternatives which are not available to us because of our status as a BDC.

Our board recommends the adoption of the proposal to increase the number of shares authorized for issuance under the Equity Plan by 4,000,000 shares, which represents approximately 5.50% of our total shares outstanding, on a fully diluted basis, as of April 15, 2015. Following this increase, a total of 4,103,996 shares of common stock will be available for future grants under the Equity Plan, representing approximately 5.64% of our shares outstanding as of April 15, 2015.

Description of the 2004 Equity Incentive Plan

Participants

As of April 15, 2015, approximately 62 persons were eligible to participate in the Equity Plan.

Stock Options

Options granted under the Equity Plan entitle the optionee, upon exercise, to purchase shares of common stock at a specified exercise price per share. Options must have a per share exercise price of no less than the fair market value of a share of stock on the date of the grant or, in the case of an option intended to qualify under the Internal Revenue Code as an incentive stock option that is granted to an optionee who owns or is treated as owning more than 10% of the total combined voting power of all classes of our common stock stock, 110% of the fair market value of a share of stock as determined in good faith by the board on the date of the grant. The lapsing of forfeiture restrictions shall take place at the rate of at least 20% per year over not more than five years from the date the award is granted, subject to reasonable conditions such as continued employment, but the options may be subject to such additional reasonable forfeiture conditions determined by the board.

Restricted Stock

The Equity Plan permits the issuance of restricted stock consistent with such terms and conditions as our board shall deem appropriate. Our board will determine the time or times at which such shares of restricted stock will become exercisable and the terms on which such shares will remain exercisable. Such grants of restricted stock shall not be transferable other than by will or by the laws of descent and distribution. Any shares of restricted stock for which forfeiture restrictions have not lapsed at the point at which the participant terminates his employment will terminate immediately and such shares will be returned to us and will be available for future awards under this plan.

Reversion of Shares to Plan Pool; Net Share Settlement Features

The Equity Plan expressly provides that if any stock option or restricted stock award shall for any reason expire or otherwise terminate, in whole or in part, the shares of common stock not acquired under such award shall revert to and again become available for issuance under the Equity Plan.

Pursuant to exemptive relief granted to us, an employee may elect to have Hercules withhold shares to satisfy tax withholding obligations related to the vesting of restricted shares or the exercise of stock options. These net share settlement features permit Hercules to deliver only gain shares (i.e., shares of common stock with a current market value equal to the option spread upon exercise) or shares net of tax withholding to the award recipients, thereby reducing the number of shares issued in connection with awards granted under the Equity Plan. The shares withheld by Hercules in connection with net share settlements are not returned to the Equity Plan pool of eligible shares for issuance under the Equity Plan. We believe the resulting reduction in dilution using these transactions benefits our stockholders.

Additionally, since our inception, all warrants that we issued were fully exercised, and we have never recycled shares relating to warrants. We do not currently have any outstanding warrants.

Restrictions on Option Repricings and Cash Buyouts

We may not reprice stock options without stockholder approval, as required under applicable NYSE rules (and subject to other requirements under the 1940 Act). Since our inception, we have not repriced or otherwise bought back stock options. Additionally, since our inception, we have never engaged in cash buyouts of underwater stock options. The majority of our equity awards have been made in the form of restricted stock awards, and we do not anticipate any future need to buyout ore reprice underwater stock options.

Limitations on Securities Subject to Awards

There are limits on the number of shares of restricted stock that can be issued under the Equity Plan. The Equity Plan limits the combined maximum amount of restricted stock that may be issued under both the Equity Plan and our 2006 Non-Employee Director Plan, referred to as the Plans, to 10% of the outstanding shares of our stock on the effective date of stockholder approval of the Plans plus 10% of the number of shares of stock issued or delivered by us during the terms of the Plans. No one person shall be granted awards of restricted stock relating to more than 25% of the shares available for issuance under the Equity Plan. Further, the amount of voting securities that would result from the exercise of all our outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plans, at the time of issuance shall not exceed 25% of our outstanding voting securities, except that if the amount of voting securities that would result from such exercise of all of our outstanding warrants, options and rights issued to our directors, officers and employees, together with any restricted stock issued pursuant to the Plans, would exceed 15% of our outstanding voting securities, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any restricted stock issued pursuant to the Plans, at the time of issuance shall not exceed 20% of our outstanding voting securities.

Termination Date

Unless sooner terminated by our board, the Equity Plan will terminate on the tenth anniversary of its approval, and no additional awards may be made under such plan after that date. The Equity Plan provides that all awards granted under such plan are subject to modification as required to ensure that such awards do not conflict with the requirements of the 1940 Act applicable to the Company.

Administration

Our board administers the Equity Plan and has the authority, subject to the provisions of the Equity Plan, to determine who will receive awards under the Equity Plan and the terms of such awards. Our board has the authority to adjust the number of shares available for awards, the number of shares subject to outstanding awards and the exercise price for awards following the occurrence of events such as stock splits, distributions and recapitalizations; provided, however, that the exercise price of options granted under the Equity Plan will not be adjusted unless we first receive an exemptive order from the SEC or written confirmation from the staff of the SEC that we may do so.

In the event of a consolidation, merger, stock sale, a sale of all or substantially all of our assets, a dissolution or liquidation or other similar events, referred to as a Covered Transaction, our board may provide for the assumption of some or all outstanding awards or for the grant of new substitute awards by the acquirer or survivor. If no such assumption or substitution occurs, all outstanding awards will become fully vested or exercisable prior to the Covered Transaction and will terminate upon consummation of the Covered Transaction.

Awards under Equity Plan will be granted to our executive officers and other employees as determined by our board at the time of each issuance.

New Plan Benefits

The specific individuals who will be granted awards under the Equity Plan and the type and amount of any such awards will be determined by the compensation committee and the board of directors at the time of grant. Accordingly, future awards to be received by, or allocated to, particular individuals under the Equity Plan are not presently determinable. As our executive officers are eligible to receive awards under the Equity Plan, they have an interest in this proposal. Please refer to “EQUITY COMPENSATION TABLES—Grants of Plan-Based Awards” for information with respect to equity awards made to our NEOs (and certain former NEOs) during 2014.

U.S. Federal Income Tax Consequences

The following discussion of the U.S. federal income tax status of awards under the Equity Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are describe below.

Restricted Stock

No taxable income is recognized by a recipient of a restricted stock award upon the grant of such award. However, a recipient of a restricted stock award under the Equity Plan will incur taxable income based on the fair market value of our common stock when the forfeiture provisions on his or her award, or any portion thereof, lapse. Such taxable income will generally be recognized as ordinary income. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year he or she receives the restricted stock award the fair market value of the award on the date of issuance. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the forfeiture provisions lapse. We are entitled to a deduction at the same time as and in the same amount that the recipient recognizes the compensation income related to the award.

The following discussion of the U.S. federal income tax status of awards under the Equity Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options

If the stock option is a nonqualified stock option, no income is realized by the participant at the time of grant of the stock option, and no deduction is available to us at such time. At the time of exercise, ordinary income is realized by the recipient in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price, and we receive a tax deduction for the same amount.

Incentive Stock Options

If the option is an incentive stock option, the recipient is generally not subject to income tax upon grant or exercise, although the recipient may be subject to the alternative minimum income tax upon exercise. We generally do not receive a tax deduction in connection with incentive stock options, except as noted below. Upon disposition of the common stock after exercise, any resulting gain is taxed at long-term capital gains rates if the common stock is held by a recipient for at least two years from the date of the grant of such option and for at least one year after exercise. If the common stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the common stock at the time of exercise and the exercise price, is taxed at ordinary rates as compensation paid to the recipient, and we are entitled to a deduction for an equivalent amount. Any amount realized by the recipient in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

PROPOSAL 4: AUTHORIZATION TO SELL OR OTHERWISE ISSUE UP TO 20% OF OUR COMMON

STOCK AT A NET PRICE BELOW THE COMPANY’S THEN-CURRENT NET ASSET VALUE

The Board unanimously recommends that you vote

FOR

this proposal (Item 4 on your proxy card)

We are a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits us from selling shares of our common stock at a price below the current net asset value, or NAV, of such stock, with certain exceptions. One such exception would permit us to sell or otherwise issue shares of our common stock during the next year at a price below our then-current NAV if our stockholders approve such sale and our directors make certain determinations.

Pursuant to this provision, we are seeking the approval of our stockholders so that we may, in one or more public or private offerings of our common stock, sell shares of our common stock in an amount not to exceed 20% of our outstanding common stock as of the date when this proposal is approved by our stockholders at a price below our then-current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on July 7, 2015.

Effect of Approval

Generally, equity securities sold in public securities offerings are priced based on market prices, rather than NAV. We are seeking the approval of a majority of our common stockholders of record to offer and sell shares of our common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit management the flexibility in pricing new share issuances that we may require from time to time during the authorized period as a result of market conditions.

Shares of a BDC may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term are separate and distinct from the risk that our net asset value will decrease. At times, our shares of common stock have traded at a premium to NAV and at times our shares of common stock have traded at a discount to the net assets attributable to those shares. Given the volatility in the stock market, we cannot predict whether our common stock will trade at a premium to NAV or trade at a discount to NAV in the future.

The following table lists the high and low closing sales prices for our common stock, the sales price as a percentage of NAV and quarterly dividends per share. On April 15, 2015, the last reported closing sale price of our common stock was $13.73 per share, which represents a premium of approximately 34.87% to our NAV reported as of December 31, 2014.

	Price Range			Premium/Discount of High Sales Price to NAV	Premium/Discount of Low Sales Price to NAV	Cash Dividend Per Share
	NAV(1)	High	Low
2013
First quarter	$10.00	$11.88	$11.58	118.80%	115.80%	$0.25
Second quarter	$10.09	$13.61	$11.05	134.89%	109.51%	$0.27
Third quarter	$10.42	$15.18	$13.20	145.68%	126.68%	$0.28
Fourth quarter	$10.51	$17.09	$14.62	162.61%	139.11%	$0.31
2014
First quarter	$10.58	$15.27	$13.24	144.33%	125.14%	$0.31
Second quarter	$10.42	$15.54	$12.75	149.14%	122.36%	$0.31
Third quarter	$10.22	$16.24	$14.16	158.90%	138.55%	$0.31
Fourth quarter	$10.18	$15.82	$13.16	155.40%	129.27%	$0.31
2015						$0.31
First quarter	*	$15.27	$13.47	*	*	**
Second quarter (through April 15, 2015)	*	$13.93	$13.60	*	*	**

(1)	Net asset value per share is generally determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

*	Net asset value has not yet been calculated for this period.
**	Dividends for these periods have not yet been declared.

Reasons for Approval

As a BDC and a regulated investment company, referred to as RIC, for tax purposes, we are dependent on our ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents us from using those earnings to support new investments. Further, BDCs must comply with a debt to equity ratio requirement that prohibits us from incurring debt or issuing senior securities if the ratio is less than 1:1, which requires us to finance our investments with at least as much equity as debt in the aggregate. Therefore, to continue to build our investment portfolio, and thereby support maintenance and growth of our dividends, we strive to maintain consistent access to capital through the public and private equity markets enabling us to take advantage of investment opportunities as they arise.

Although we have been able to access the capital necessary to finance our investment activities, capital may not be available to us on favorable terms, or at all, in the event of uncertainty and volatility of the financial markets. It is important for BDCs like us to comply with the asset coverage requirements mandated by the 1940 Act and hold sufficient equity capital on their balance sheets. Because BDCs must determine the fair value of the assets in their portfolio quarterly, and a shift in market dynamics or the existence of underperforming assets may lower that determination of fair value and therefore proportionately increase the value of balance sheet debt compared to assets, BDCs must be able to access equity capital in order to increase the value of net assets in order to comply with the asset coverage requirements. Further, to capitalize on investment opportunities as they arise, we need to be able to maintain consistent access to capital. As a result, BDCs seek to obtain approval to issue shares of common stock at a price below the current NAV in order to maintain consistent access to capital.

While we have been able to access the capital necessary to finance our investment activities, capital may not be available to us on favorable terms, or at all, in light of the inherent uncertainty and volatility of the financial markets. For firms that continue to have access to capital, the current environment may provide investment opportunities on more favorable terms than have been available in recent periods, including more reasonable pricing of risk and more advantageous contractual provisions. To capitalize on these investment opportunities as they arise, we need to be able to maintain consistent access to capital.

Without the approval of a majority of our common stockholders to sell stock at prices below our current NAV, we would be precluded from selling shares of our common stock to raise capital during periods where the market price for our common stock is below our then-current NAV, and we may be precluded from selling shares when the market price for our common stock is not sufficiently above our then-current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than our then-current NAV.

We believe that having the flexibility to issue our common stock below NAV in certain instances will benefit all of our stockholders. We expect that we will be presented periodically with attractive opportunities that require us to make an investment commitment quickly. As discussed above, because of recent volatility disruptions in the capital and debt markets, we may not have sufficient access to capitalize on investment opportunities presented to us unless we are able to quickly raise additional capital. We have experienced periods where our common stock has traded at a discount to our NAV. In the future, the market value of our common stock may trade below NAV resulting in a net price per share below NAV, which has not been uncommon for BDCs. Alternatively, our NAV could increase without a commensurate increase in our stock price.

If any of these events were to occur, absent the approval of this proposal by our stockholders, we may not be able to effectively access the capital markets to enable us to take advantage of attractive investment opportunities. The ability to issue shares below NAV also minimizes the likelihood that we would consider selling assets we would not otherwise sell at times that may be disadvantageous to us.

If this proposal is approved, we do not anticipate selling our common stock below our NAV unless we have identified investment opportunities that our board, including a majority of the disinterested directors, as defined in the 1940 Act, reasonably believes will lead to a long-term increase in NAV. Further, to the extent we issue shares of our common stock below NAV in a publicly registered transaction, our market capitalization and the number of shares of our publicly tradable common stock will increase, thus potentially affording all common stockholders greater liquidity. To the extent we issue shares below NAV in a private transaction, the per share price will be the fair market value as determined by our board.

Conditions to Sales Below NAV

If this proposal is approved, we will only sell shares of our common stock at a net price below NAV during the specified one year period if the following conditions are met:

•	a majority of our directors who will have no financial interest in the sale have approved the sale;

•	a majority of such directors who are not interested persons of Hercules, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of Hercules of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount; and

•	following such issuance, not more than 20% of our then-outstanding shares as of the date of stockholder approval will have been issued at a price less than NAV.

Consequences

Before voting on this proposal or giving proxies with regard to this matter, common stockholders should consider the potentially dilutive effect of the issuance of shares of our common stock at less than NAV on the NAV per outstanding share of common stock prior to such an issuance. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of Hercules and voting interest in Hercules than the increase in the assets of Hercules resulting from such issuance. There will be no limit on the percentage below net asset value per share at which shares may be sold by Hercules under this proposal. Our board will consider the potential dilutive effect of the issuance of shares at a price below the NAV when considering whether to authorize any such issuance.

Examples of Dilutive Effect

The following table illustrates the reduction to NAV and dilution that would be experienced by a nonparticipating stockholder in different hypothetical offerings of different sizes and levels of discount from NAV, although it is not possible to predict the level of market price decline that may occur. Sales prices and discounts are hypothetical in the presentation below.

The examples assume that the Company has 3,000,000 common shares outstanding, $40,000,000 in total assets and $10,000,000 in total liabilities. The current net asset value and NAV per share are thus $30,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 300,000 shares (10% of the outstanding shares) with proceeds to the Company at $9.00 per share after offering expenses and commissions (a 10% discount from net asset value), (2) an offering of 600,000 shares (20% of the outstanding shares) with proceeds to the Company at $8.00 per share after offering expenses and commissions (a 20% discount from net asset value), and (3) an offering of 600,000 shares (20% of the outstanding shares) with proceeds to the Company at $0.001 per share after offering expenses and commissions (a 100% discount from net asset value).

		Example 1: 10% Offering At 10% Discount		Example 2: 20% Offering At 20% Discount		Example 3: 20% Offering At 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price Per Share to Public	—	$9.47	—	$8.42	—	$0.001	—
Net Proceeds Per Share to Issuer	—	$9.00	—	$8.00	—	$0.001	—
Decrease to NAV
Total Shares Outstanding	3,000,000	3,300,000	10.00%	3,600,000		3,600,000	20.00%
NAV Per Share	$10.00	$9.91	(0.90)%	$9.67	(3.33)%	$8.33	(16.67)%
Share Dilution to Stockholders
Shares Held by Stockholder A	30,000	30,000	—	30,000	—	30,000	—
Percentage of Shares Held by Stockholder A	1.00%	0.91%	(9.09)%	0.83%	(16.67)%	0.83%	(16.67)%
Total Asset Values
Total NAV Held by Stockholder A	$300,000	$297,300	(0.90)%	$290,000	(3.33)%	$250,000	(16.67)%
Total Investment by Stockholder A (Assumed to be $10.00 Per Share)	$300,000	$300,000	—	$300,000	—	$300,000	—
Total Dilution to Stockholder A (Change in Total NAV Held by Stockholder)	—	$(2,700)	—	$(10,000)	—	$(50,000)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.91	—	$9.67	—	$8.33	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution Per Share Held by Stockholder A	—	$(0.09)	—	$(0.33)	—	$(1.67)	—
Percentage Dilution Per Share Held by Stockholder A	—	—	(0.90)%		(3.33)%	—	(16.67)%

The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Common stockholders should also consider that existing holders of our common stock have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such existing stockholders’ holdings of common stock as a percentage of shares outstanding to the extent existing stockholders do not participate in and purchase sufficient shares in the offering to maintain their percentage interest. Further, if our current stockholders either do not purchase any shares in an offering conducted by us or do not purchase sufficient shares in the offering to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

Required Vote

Approval of this proposal requires the affirmative vote of (i) a majority of the outstanding shares of common stock entitled to vote at the annual meeting; and (ii) a majority of the outstanding shares of common stock entitled to vote at the annual meeting which are not held by affiliated persons of Hercules.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as the lesser of: (i) 67% or more of the voting securities present at the annual meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes will have the effect of a vote against this proposal.

OTHER BUSINESS

Our board knows of no other business to be presented for action at the 2015 annual meeting of stockholders. If any matters do come before the 2015 annual meeting of stockholders on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the annual meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the 2015 annual meeting of stockholders unless certain securities law requirements are met.

STOCKHOLDER PROPOSALS

A stockholder who intends to present a proposal at our 2016 annual meeting of stockholders pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to Hercules at our address in Palo Alto, California, and we must receive the proposal on or before December 29, 2015, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the 2016 annual meeting of stockholders.

Under our current Bylaws, nominations for directors and proposals of business, other than those to be included in our proxy materials following the procedures described in Rule 14a-8, may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required in our Bylaws. Except as noted below, to be timely, proposals and nominations with respect to the 2016 annual meeting of stockholders must be delivered to our secretary no earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. For the 2016 annual meeting of stockholders, we must receive such proposals and nominations no earlier than November 29, 2015 and no later than December 29, 2015. If the date of the annual meeting has been changed by more than thirty calendar days from the first anniversary of the date of the preceding year’s annual meeting, stockholder proposals or director nominations must be so received no earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. Proposals must comply with the other requirements contained in our Bylaws, including supporting documentation and other information. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Notices of intention to present proposals at the 2016 annual meeting of stockholders should be addressed to Benjamin Bang, secretary, Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

GENERAL

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

We incorporate by reference the audited consolidated financial statements and notes thereto in Item 8 of our annual report on Form 10-K for the year ended December 31, 2014.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 15, 2015, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO BENJAMIN BANG, SECRETARY, HERCULES TECHNOLOGY GROWTH CAPITAL, INC., 400 HAMILTON AVENUE, SUITE 310, PALO ALTO, CA 94301. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

You are cordially invited to attend the 2015 annual meeting of stockholders in person. Whether or not you plan to attend the 2015 annual meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board

/s/ Benjamin Bang
Secretary

EXHIBIT 1

FORM OF

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

2004 EQUITY INCENTIVE PLAN

1.	PURPOSE.

(A) General Purpose. The Plan has been established to advance the interests of the Company by providing for the grant of Awards to Participants. At all times during such periods as the Company qualifies or is intended to qualify as a “business development company” under the 1940 Act, the terms of the Plan shall be construed so as to conform to the stock-based compensation requirements applicable to “business development companies” under the 1940 Act. An Award or related transaction will be deemed to be permitted under the 1940 Act if permitted by any exemptive or “no-action” relief granted by the Commission or its staff.

(B) Available Awards. The purpose of the Plan is to provide a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in the value of the Company’s Stock through the granting of Restricted Stock, Incentive Stock Options, Non-statutory Stock Options and Warrants.

(C) Eligible Participants. All key Employees and all Employee Directors are eligible to be granted Awards by the Board under the Plan; provided that, no person shall be granted Awards of Restricted Stock unless such person is an Employee of the Company or an Employee of a wholly-owned consolidated subsidiary of the Company.

2.	DEFINITIONS.

(A) “1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(B) “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided , that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided , that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Board, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

(C) “Award” means an award of Restricted Stock, Dividend Equivalent Rights, Options or Warrants granted pursuant to the Plan.

(D) “Board” means the Board of Directors of the Company.

(E) “Code” means the Internal Revenue Code of 1986, as amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall be deemed to include a reference to any applicable guidance (as determined by the Board) with respect to such provision.

(F) “Commission” means the Securities and Exchange Commission.

(G) “Committee” means a committee of two or more members of the Board appointed by the Board

(H) “Company” means Hercules Technology Growth Capital, Inc., a Maryland corporation.

(I) “Continuous Service” means the Participant’s uninterrupted service with the Company or an Affiliate, whether as an Employee or Employee Director.

(J) “Covered Transaction” means any of (i) a consolidation, merger, stock sale or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company or (iv) following such time as the Company has a class of equity securities listed on a national securities exchange or quoted on an inter-dealer quotation system, a change in the membership of the Board for any reason such that the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(K) “Current Market Value” has the meaning set forth in Section 9.

(L) “Dividend Equivalent Rights” has the meaning set forth in Section 11.

(M) “Effective Date” has the meaning set forth in Section 14.

(N) “Employee” means any person employed by the Company or an Affiliate.

(O) “Employee Director” means a member of the Board of Directors of the Company that is also an Employee of the Company.

(P) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

(Q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(R) “Non-employee Director Plan” means the 2006 Non-employee Director Plan, as from time to time amended and in effect.

(S) “Non-statutory Stock Option” means an Option that is not an Incentive Stock Option.

(T) “Option” means an Incentive Stock Option or a Non-statutory Stock Option granted pursuant to the Plan.

(U) “Participant” means a person to whom an Award is granted pursuant to the Plan.

(V) “Permitted Transferee” means a Family Member of a Participant to whom an Award has been transferred by gift.

(W) “Plan” means this 2004 Equity Incentive Plan, as from time to time amended and in effect.

(X) “Restricted Stock” means an Award of Stock for so long as the Stock remains subject to restrictions requiring that it be forfeited to the Company if specified conditions are not satisfied.

(Y) “Securities Act” means the Securities Act of 1933, as amended.

(Z) “Stock” means the common stock of the Company, par value $.001 per share.

(AA) “Warrant” means a warrant to purchase Stock of the Company granted pursuant to the Plan and having such terms and conditions as the Board shall deem appropriate.

3.	ADMINISTRATION.

(A) Administration By Board. The Board shall administer the Plan unless and until it delegates administration to a Committee, as provided in Section 3(c).

(B) Powers of Board. The Board shall have the power, subject to the express provisions of the Plan and applicable law:

To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted and documented; what type or combination of types of Awards shall be granted; the provisions of each Award granted, including the time or times when a person shall be permitted to exercise an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award documentation, in such manner and to such extent as it shall deem necessary or expedient to make the Plan fully effective.

To amend the Plan or an Award as provided in Section 12.

To terminate or suspend the Plan as provided in Section 13.

Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(C) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any persons to whom such authority has been delegated; provided that a “required majority,” as defined in Section 57(o) of the 1940 Act, must approve each issuance of Awards and Dividend Equivalent Rights in accordance with Section 61(a)(3)(A)(iv) of the 1940 Act. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board, other than the Board reference at the end of this sentence and the Board references in the last sentence of this subsection (c), shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(D) Effect of Board’s Decision. Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN; CERTAIN LIMITS.

(A) Share Reserve. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to grants of Restricted Stock or the exercise of Awards (and in the case of Warrants, exercise or exchange of Warrants) is 12 million (12,000,000) shares.

(B) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, the shares of Stock not acquired under such Award shall revert to and again become available for issuance under the Plan. To the extent any Warrants are exchanged at any time for shares of Stock pursuant to the terms of the certificates governing such Warrants, that number of shares equal to the difference between the number of shares for which such Warrants were exercisable immediately prior to such exchange and the number of shares of Stock for which such Warrants are, in fact, exchanged shall revert to and again become available for issuance under the Plan.

(C) Type of Shares. The shares of Stock subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise. No fractional shares of Stock will be delivered under the Plan.

(D) Limits on Individual Grants. The maximum number of shares of Stock for which any Employee or Employee Director may be granted Awards in any calendar year is one million (1,000,000) shares.

(E) Limits on Grants of Restricted Stock. The combined maximum amount of Restricted Stock that may be issued under the Plan and the Non-employee Director Plan will be 10% of the outstanding shares of Stock on the effective date of the plans plus 10% of the number of shares of Stock issued or delivered by the Company (other than pursuant to compensation plans) during the term of the plans. No one person shall be granted Awards of Restricted Stock relating to more than 25% of the shares available for issuance under this Plan. Shares granted pursuant to an award of Restricted Stock that are used to settle tax withholding obligations pursuant to Section 9(E) shall be included as “Restricted Stock issued” for purposes of the calculations set forth in this Section 4(E).

(F) No Grants in Contravention of 1940 Act. At all times during such periods as the Company qualifies or is intended to qualify as a “business development company,” no Award may be granted under the Plan if the grant of such Award would cause the Company to violate Section 61(a)(3) of the 1940 Act, and, if otherwise approved for grant, shall be void and of no effect.

(G) Limits on Number of Awards. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to this Plan, the Non-employee Director Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, except that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any Restricted Stock pursuant to this Plan, the Non-employee Director Plan and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any Restricted Stock issued pursuant to this Plan, the Non-employee Director Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company. Shares granted pursuant to an award of Restricted Stock that are used to settle tax withholding obligations pursuant to Section 9(E) shall be included as “Restricted Stock issued” for purposes of the calculations set forth in this Section 4(G).

(H) Date of Award’s Grant. The date on which the “required majority,” as defined in Section 57(o) of the 1940 Act, approves the issuance of an Award will be deemed the date on which such Award is granted.

5.	ELIGIBILITY.

Incentive Stock Options may be granted to Employees or Employee Directors of the Company or a “parent” or “subsidiary” corporation of the Company as those terms are used in Section 424 of the Code. Awards other than Incentive Stock Options may be granted to both Employees and Employee Directors. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Board.

6.	OPTION PROVISIONS.

Each Option shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Non-statutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but, to the extent relevant, each Option shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Time and Manner of Exercise. Unless the Board expressly provides otherwise, an Option will not be deemed to have been exercised until the Board receives a notice of exercise (in form acceptable to the Board) signed by the appropriate person and accompanied by any payment required under the Award. If the Option is exercised by any person other than the Participant, the Board may require satisfactory evidence that the person exercising the Option has the right to do so. No Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

(B) Exercise Price of an Option. The exercise price of each Option shall be not less than the Current Market Value of, or if no such market value exists, the current net asset value of, the stock subject to the Option as determined in good faith by the Board on the date the Option is granted. In the case of an Option granted to a 10% Holder and intended to qualify as an Incentive Stock Option, the exercise price will not be less than 110% of the Current Market Value determined as of the date of grant. A “10% Holder” is an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations. No such Stock Option, once granted, may be repriced other than in accordance with the 1940 Act and the applicable stockholder approval requirements of the Nasdaq National Market.

(C) Consideration. The purchase price for Stock acquired pursuant to an Option shall be paid in full at the time of exercise either (i) in cash, or, if so permitted by the Board and if permitted by the 1940 Act and otherwise legally permissible, (ii) through a broker-assisted exercise program acceptable to the Board, (iii) by such other means of payment as may be acceptable to the Board, or (iv) in any combination of the foregoing permitted forms of payment.

(D) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

(E) Transferability of a Non-statutory Stock Option. A Non-statutory Stock Option shall be transferable by will or by the laws of descent and distribution, or, to the extent provided by the Board, by gift to a Permitted Transferee, and a Non-statutory Stock Option that is nontransferable except at death shall be exercisable during the lifetime of the Participant only by the Participant.

(F) Limitation on Repurchase Rights. If an Option gives the Company the right to repurchase shares of Common Stock issued pursuant to the Plan upon termination of employment of such Participant, the terms of such repurchase right must comply with Section 260.140.41(k) of the California Code of Regulations and the 1940 Act.

(G) Exercisability. The Board may determine the time or times at which an Option will vest or become exercisable and the terms on which an Option requiring exercise will remain exercisable. Notwithstanding the foregoing, vesting shall take place at the rate of at least 20% per year over not more than five years from the date the award is granted, subject to reasonable conditions such as continued employment; provided, however, that options may be subject to such reasonable forfeiture conditions as the Board may choose to impose and which are not inconsistent with Section 260.140.41 of the California Code of Regulations.

(H) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Option held by the Participant or the Participant’s Permitted Transferee that is not then exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(h), and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

if a Participant’s Continuous Service ceases by reason of death, or if a Participant dies following the cessation of his or her Continuous Service but while any portion of any Option then held by the Participant or the Participant’s Permitted Transferee is still exercisable, the then exercisable portion, if any, of all Options held by the Participant or the Participant’s Permitted Transferee immediately prior to the Participant’s death will remain exercisable for the lesser of (A) the one year period ending with the first anniversary of the Participant’s death or (B) the period ending on the latest date on which such Option could have been exercised without regard to this Section 6(h)(i), and will thereupon terminate; and

if the Board in its sole discretion determines that the cessation of a Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of his or her Options, all Options then held by the Participant or the Participant’s Permitted Transferee will immediately terminate.

Notwithstanding anything in the foregoing to the contrary, in the case of a Participant residing in California, unless such Participant’s employment is terminated for cause (as defined in any contract of employment between the Company and such Participant, or if none, in the instrument evidencing the grant of such Participant’s option), in the event of termination of employment of such Participant, he or she shall have the right to exercise an option, to the extent that he or she was otherwise entitled to exercise such option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

7.	RESTRICTED STOCK PROVISIONS.

Each grant of Restricted Stock shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate grants of Restricted Stock need not be identical, but, to the extent relevant, each grant shall include (through incorporation by reference or otherwise) the substance of each of the following provisions:

(A) Consideration. To the extent permitted by the 1940 Act, Awards of Restricted Stock may be made in exchange for past services or other lawful consideration.

(B) Transferability of Restricted Stock. Except as the Board otherwise expressly provides, Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution.

(C) Vesting. The Board may determine the time or times at which shares of Restricted Stock will vest or become exercisable and the terms on which shares of Restricted Stock will remain exercisable. The vesting schedule for Restricted Stock issued under the Plan will be determined at the time of the initial grant of Restricted Stock.

(D) Termination of Continuous Service. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Continuous Service that portion, if any, of any Restricted Stock held by Participant or the Participant’s Permitted Transferee that is not then vested will thereupon terminate and the unvested shares will be returned to the Company and will be available to be issued as Awards under this Plan.

8.	WARRANT PROVISIONS.

Warrants granted prior to January 1, 2006 shall be governed by the applicable terms of the Plan as then in effect.

9.	MISCELLANEOUS.

(A) Acceleration. The Board shall have the power to accelerate the time at which an Award or any portion thereof vests or may first be exercised, regardless of the tax or other consequences to the Participant or the Participant’s Permitted Transferee resulting from such acceleration.

(B) Stockholder Rights. No Participant or other person shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Option or Warrant unless and until such Award has been delivered to the Participant or other person upon exercise of the Award (or, in the case of Warrants, upon exercise or exchange of the Warrant). Holders of Restricted Stock shall have all the rights of a holder upon issuance of the Restricted Stock Award.

(C) No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue in the employment of, or to continue to serve as a director of, the Company or an Affiliate or shall affect the right of the Company or an Affiliate to terminate (i) the employment of the Participant (if the Participant is an Employee) with or without notice and with or without cause or (ii) the service of an Employee Director (if the Participant is an Employee Director) pursuant to the Bylaws of the Company or an Affiliate and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated. Nothing in the Plan will be construed as giving any person any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of service for any reason, even if the termination is in violation of an obligation of the Company or an Affiliate to the Participant.

(D) Legal Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to the grant or the exercise of the Award (or, in the case of Warrants, as a condition to exercise or exchange of the Warrant), such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

(E) Withholding Obligations. Each grant or exercise of an Award granted hereunder (or, in the case of Warrants, exercise or exchange of a Warrant) shall be subject to the Participant’s having made arrangements satisfactory to the Board for the full and timely satisfaction of all federal, state, local and other tax withholding requirements applicable to such grant, exercise or exchange. Without limiting the generality of the foregoing, the Participant may satisfy such withholding requirements by tendering a check (acceptable to the Board) for the full amount of such withholding. In the event the Company or an Affiliate becomes liable for tax withholding with respect to an Option prior to the date of exercise (or, in the case of Warrants, exercise or exchange), the Company may require the Participant to remit the required tax withholding by separate check acceptable to the Company or may make such other arrangements (including withholding from other payments to the Participant) for the satisfaction of such withholding as it determines.

The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Stock under this Plan, an appropriate amount of cash or number of shares of Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. A Participant may also satisfy tax withholding obligations by the transfer to the Company of shares of Stock theretofore owned by the holder of the Award with respect to which withholding is required. Shares of Stock used to satisfy tax withholding obligations shall be valued based on the shares’ Current Market Value on the date of the transaction. Consistent with Section 409A of the Internal Revenue Code, the Company will use the closing sales price of its shares of Common Stock on the NASDAQ Global Select Market (or any other such exchange on which its shares of Common Stock may be traded in the future) as “Current Market Value” for all purposes under the Plan.

(F) Section 409A. Awards under the Plan are intended either to qualify for an exemption from Section 409A or to comply with the requirements thereof, and shall be construed accordingly.

10.	ADJUSTMENTS UPON CHANGES IN STOCK.

(A) Capitalization Adjustments. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Board will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum per-participant share limit described in Section 4(d) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change. To the extent consistent with qualification of Incentive Stock Options under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in such sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards granted hereunder; provided, however, that the exercise price of Awards granted under the Plan will not be adjusted unless the Company receives an exemptive order from the Securities and Exchange Commission or written confirmation from the staff of the Securities and Exchange Commission that the Company may do so.

(B) Covered Transaction. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Board determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Award will become fully vested or exercisable prior to the Covered Transaction on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, to participate as a stockholder in the Covered Transaction following vesting or exercise, and the Award will terminate upon consummation of the Covered Transaction.

11.	DIVIDEND EQUIVALENT RIGHTS.

The Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions (“Dividend Equivalent Rights”) with respect to Stock subject to an Award; provided, however, that grants of Dividend Equivalent Rights must be approved by order of the Securities and Exchange Commission. The Board may impose such terms, restrictions and conditions on Dividend Equivalent Rights, including the date such rights will terminate, as it deems appropriate, and may terminate, amend or suspend such Dividend Equivalent Rights at any time without the consent of the Participant or Participants to whom such Dividend Equivalent Rights have been granted, if any.

12.	AMENDMENT OF THE PLAN AND AWARDS.

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Board may not, without the Participant’s consent, alter the terms of an Award so as to affect substantially and adversely the Participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the grant of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Board.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(A) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is initially adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(B) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Awards granted while the Plan is in effect except with the written consent of the Participant.

14.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective upon approval by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board; provided, however, that the Plan shall not be effective with respect to an Award of Restricted Stock or the grant of Dividend Equivalent Rights unless the Company has received an order of the Commission that permits such Award or grant (the “Effective Date”).

15.	1940 ACT.

No provision of this Plan shall contravene any portion of the 1940 Act, and in the event of any conflict between the provisions of the Plan or any Award and the 1940 Act, the applicable Section of the 1940 Act shall control and all Awards under the Plan shall be so modified. All Participants holding such modified Awards shall be notified of the change to their Awards and such change shall be binding on such Participants.

16.	INFORMATION RIGHTS OF PARTICIPANTS.

The Company shall provide to each Participant who acquires Stock pursuant to the Plan, not less frequently than annually, copies of annual financial statements (which need not be audited). The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

17.	SEVERABILITY.

If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify this Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

18.	OTHER COMPENSATION ARRANGEMENTS.

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

19.	WAIVER OF JURY TRIAL.

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

20.	LIMITATION ON LIABILITY.

Notwithstanding anything to the contrary in the Plan, neither the Company nor the Board, nor any person acting on behalf of the Company or the Board, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 20 shall limit the ability of the Board or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HERCULES TECHNOLOGY GROWTH CAPITAL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS July 7, 2015 The undersigned stockholder of Hercules Technology Growth Capital, Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Manuel A. Henriquez and Scott Bluestein, and each of them, each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Four Seasons Hotel, located at 200 Boylston Street, Boston, Massachusetts on July 7, 2015, at 9:00 a.m. Eastern Time and at all postponements or adjournments thereof, as indicated on this proxy. All properly executed proxies representing shares of stock received prior to the Annual Meeting of Stockholders will be voted in accordance with the instructions marked thereon. This proxy is revocable. Stockholders who execute proxies may revoke them with respect to a proposal by attending the Annual Meeting and voting his or her shares in person, or by submitting a letter of revocation or a later-dated proxy to the Company at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301. Where no choice is specified, it will be voted FOR Proposals 1, 2, 3 and 4 and in the discretion of the appointed proxies with respect to matters described in Proposal 5. At the present time, the Company’s Board of Directors knows of no other business to be presented at the Annual Meeting. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

July 7, 2015

PROXY VOTING INSTRUCTIONS

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

20433300000000000000 9 070715

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Allyn C. Woodward, Jr.
- ○ Thomas J. Fallon
- ○ Joseph F. Hoffman
- ○ Susanne D. Lyons

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HERCULES TECHNOLOGY ANNUAL MEETING OF STOCKHOLDERS GROWTH OF CAPITAL, INC. July 7, 2015 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PMESTthe day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. INPERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/14146 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20433300000000000000 9 070715 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Directors and named in this proxy who will serve for the terms specified in the proxy statement. NOMINEES: FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) Advisory vote to approve the Company’s named executive officer compensation. To approve an amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares authorized for issuance. To authorize the Company to sell or otherwise issue up to 20% of its common stock at a net price below its then-current net asset value. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

ANNUAL MEETING OF STOCKHOLDERS OF

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

July 7, 2015

GO GREEN

20433300000000000000 9   070715

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Allyn C. Woodward, Jr.
- ○ Thomas J. Fallon
- ○ Joseph F. Hoffman
- ○ Susanne D. Lyons

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF HERCULES TECHNOLOGY GROWTH CAPITAL, INC. July 7, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/14146 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20433300000000000000 9 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE four directors of the Company nominated by the Company’s Board of FOR To elect four directors of the Company nominated by the Company’s Board of Directors and named in this proxy who will serve for the terms specified in the proxy statement. NOMINEES: FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) O NOMINEES: Allyn C. Woodward, Jr. O Thomas J. Fallon O Joseph F. Hoffman O Susanne D. Lyons Advisory vote to approve the Company’s named executive officer compensation. To approve an amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares authorized for issuance. To authorize the Company to sell or otherwise issue up to 20% of its common stock at a net price below its then-current net asset value. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Stockholder Date: Date: Signature of Stockholder Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full